Pricing Supplement No. 338

(To Prospectus dated April 14, 2004

and Prospectus Supplement dated April 15, 2004)

November 9, 2004

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-112708

$3,000,000

Minimum Return Equity Appreciation Growth LinkEd Securities “Index EAGLES®,” due November 13, 2009, Linked to the S&P 500® Index

•	The notes are our unsecured senior notes.

•	We will not pay interest on the notes.

•	At maturity, you will receive the principal amount plus a supplemental redemption amount, which will be at least 5.00% of the principal amount of the notes, or $50 per $1,000 principal amount for a total payment at maturity of at least $1,050.

•	The supplemental redemption amount will be based primarily upon the performance of the S&P 500® Index over the term of the notes. We describe how to determine this amount beginning on page PS-4.

•	The notes will mature on November 13, 2009.

•	The notes are issued in minimum denominations of $1,000 and whole multiples of $1,000.

•	The notes will not be listed on any securities exchange.

	Per Note	Total
Public offering price	100.00%	$3,000,000

Agents’ commissions	3.00%	90,000

Proceeds (before expenses)	97.00%	$2,910,000

Our notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. Our notes are not guaranteed by Bank of America, N.A., Fleet National Bank, or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “ Risk Factors” beginning on page PS-17.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this pricing supplement, the accompanying prospectus supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We will deliver the notes in book-entry form only through The Depository Trust Company on or about November 15, 2004 against payment in immediately available funds.

Banc of America Securities LLC	Banc of America Investment Services, Inc.
Agents

Index EAGLES® is our federal service mark registration.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500,” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by us. The notes are not sponsored, endorsed, sold, or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

SUMMARY

This pricing supplement relates only to our notes and does not relate to the securities of any of the other companies comprising the S&P 500® Index. This summary includes questions and answers that highlight selected information from the accompanying prospectus, prospectus supplement, and this pricing supplement to help you understand these notes. You should read carefully the entire prospectus, prospectus supplement, and pricing supplement to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. If information in this pricing supplement is inconsistent with the prospectus or prospectus supplement, this pricing supplement will supersede those documents.

Certain capitalized terms used in this pricing supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

In light of the complexity of the transaction described in this pricing supplement, you are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement, the accompanying prospectus supplement, and the prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any of the agents is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this pricing supplement or the accompanying prospectus supplement and prospectus is accurate as of the date on their respective front covers only.

What are the notes?

The notes are senior debt securities issued by Bank of America Corporation, and are not secured by collateral. The notes rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The notes will mature on November 13, 2009. We cannot redeem the notes at any earlier date. We will not make any payments on the notes until maturity.

Are the notes equity or debt securities?

The notes are our senior debt securities. However, these notes differ from traditional debt securities in that you will not receive interest payments. Instead, at maturity you will receive (a) your principal amount, plus (b) an additional amount called the “Supplemental Redemption Amount,” as described below. The notes have been designed for investors who are willing to forgo market interest rates on their investment, such as floating interest rates paid on conventional non-callable debt securities.

Will you receive your principal at maturity?

Yes. If you hold the notes until maturity, you will receive, at a minimum, your principal amount and a Supplemental Redemption Amount. However, if you attempt to sell the notes prior to maturity, you may find that the market value of the notes is less than the principal amount of the notes.

How much will you receive at maturity?

At maturity, you will receive the principal amount of the notes. You also will receive the Supplemental Redemption Amount, which will not be less than a total of 5.00% of the principal amount of the notes at maturity. We call this minimum amount the “Minimum Supplemental Redemption Amount.” The Supplemental Redemption Amount will be based upon the performance of the S&P 500® Index during the term of the notes and will be determined by the calculation agent in the manner described below.

The calculation agent will determine the Supplemental Redemption Amount, which will not be less than the Minimum Supplemental Redemption Amount, by reference to the periodic returns of the S&P 500® Index during the following 20 “Reference Periods”:

2004/05	2005/06	2006/07	2007/08	2008/09
11/9/04-2/9/05	11/9/05-2/9/06	11/9/06-2/9/07	11/9/07-2/9/08	11/9/08-2/9/09

2/9/05-5/9/05	2/9/06-5/9/06	2/9/07-5/9/07	2/9/08-5/9/08	2/9/09-5/9/09

5/9/05-8/9/05	5/9/06-8/9/06	5/9/07-8/9/07	5/9/08-8/9/08	5/9/09-8/9/09

8/9/05-11/9/05	8/9/06-11/9/06	8/9/07-11/9/07	8/9/08-11/9/08	8/9/09-11/9/09

We priced the notes on November 9, 2004, or the “Pricing Date.” The Pricing Date is the first day of the first Reference Period. On the Pricing Date, the calculation agent determined the closing level of the S&P 500® Index to be 1,164.08.

We refer to the last day of each Reference Period as a “Reset Date.” On each Reset Date, the calculation agent will determine the “Periodic Return” of the S&P 500® Index for the Reference Period then ended by applying the following formula. The result will be rounded to the nearest ten-thousandth of a decimal place and then expressed as a percentage:

Ending Level - Starting Level

Starting Level

The “Starting Level” for the initial Reference Period is the closing level of the S&P 500® Index on the Pricing Date, or 1,164.08, and the “Starting Level” for each subsequent Reference Period is the Ending Level for the immediately preceding Reference Period. The “Ending Level” for each Reference Period is the closing level of the S&P 500® Index on the applicable Reset Date, or if that day is not a Business Day (as defined below), the closing level of the S&P 500® Index on the next following Business Day. The “closing level” of the S&P 500® Index on any Business Day means the level of the S&P 500® Index at the regular official weekday close of any and all relevant exchanges and/or markets.

Except for the payment of the principal amount and the Minimum Supplemental Redemption Amount at maturity, you will be exposed to unlimited declines in the Periodic Return for any Reference Period. On the Pricing Date, we set a cap of 6.25%, or the “Return Cap,” which limits any increases in the Periodic Return of the S&P 500® Index to that rate. For any Reference Period in which the Periodic Return is greater than the Return Cap, the Periodic Return for that Reference Period will be deemed to be the Return Cap, and for that Reference Period you will receive only the benefit of the increase in value up to the Return Cap.

The Index Return

After the close of the market on the last Reset Date, the calculation agent will determine the Supplemental Redemption Amount, which will not be less than the Minimum Supplemental Redemption Amount, based on the following formula:

Principal Amount x Index Return

The “Index Return” is the compounded value of the 20 Periodic Returns computed in the following manner:

[The product of (1.00 + the Periodic Return) for each Reference Period] - 1.00

The Index Return will be rounded to the nearest ten-thousandth and then expressed as a percentage.

The Supplemental Redemption Amount will be calculated after the close of the market on the last Reset Date. The period of time between the last Reset Date and the maturity date is not part of a Reference Period, and, therefore, changes in the S&P 500® Index during that period will not affect the Supplemental Redemption Amount payable to you at maturity. If these calculations produce a Supplemental Redemption Amount that is less than the Minimum Supplemental Redemption Amount, we will pay you a Supplemental Redemption Amount equal to the Minimum Supplemental Redemption Amount.

The notes provide less opportunity for appreciation than an investment tied directly to the performance of the S&P 500® Index because the Return Cap limits the appreciation in the S&P 500® Index used to calculate the Periodic Return. Because of the Return Cap, the Index Return cannot be more than approximately 236.19% (a maximum value that represents an increase of the S&P 500® Index up to the Return Cap for each Reference Period).

You should consider the possibility that an investment in the notes will not result in a gain above the Minimum Supplemental Redemption Amount even if the level of the S&P 500® Index increases during one or more Reference Periods or even if the level of the S&P 500® Index as of the final scheduled Reset Date is greater than the level of the S&P 500® Index on the Pricing Date.

Examples

The Index Return depends on the closing level of the S&P 500® Index as of each Reset Date. Because the closing level of the S&P 500® Index may be subject to significant variations over the term of the notes, it is not possible to present a chart or table illustrating a complete range of possible payments on the maturity date. The examples of hypothetical payment calculations that follow are intended to illustrate the effect of general trends in the level of the S&P 500® Index on the Supplemental Redemption Amount payable at maturity for each $1,000 principal amount of the notes. Because these examples are based on hypothetical assumptions, such as the hypothetical specific closing levels of the S&P 500® Index as of the indicated Reset Dates, which may not reflect the performance of the S&P 500® Index during the term of the notes, the returns set forth in the tables may not reflect the actual returns. Each of the hypothetical examples is based upon:

•	the initial Starting Level of the S&P 500® Index of 1,164.08;

•	the Return Cap of 6.25%;

•	a Minimum Supplemental Redemption Amount of 5.00% of the principal amount of notes; and

•	Reference Periods ending on the 9th day of the months indicated.

In each example set forth below, for any Reference Period where the indicated Periodic Return is in excess of 6.25%, the Periodic Return for that Reference Period used in the calculation of the Index Return shall be the Return Cap of 6.25%. The S&P 500® Index levels illustrated in each example have been rounded to the nearest whole number. The pretax annualized rates of return in each example assume that the notes were purchased in the original public offering and are calculated on the basis of a 360-day year of twelve 30-day months, with annual compounding.

Example 1: The closing level of the S&P 500® Index as of the final scheduled Reset Date is greater than its closing level as of the Pricing Date and the appreciation of the S&P 500® Index, or the Periodic Return, is 2.00% (an amount less than the Return Cap) during each Reference Period throughout the term of the notes:

	2004/05			2005/06			2006/07
	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap
February	1,187	2.00%	6.25%	1,285	2.00%	6.25%	1,391	2.00%	6.25%

May	1,211	2.00%	6.25%	1,311	2.00%	6.25%	1,419	2.00%	6.25%

August	1,235	2.00%	6.25%	1,337	2.00%	6.25%	1,447	2.00%	6.25%

November	1,260	2.00%	6.25%	1,364	2.00%	6.25%	1,476	2.00%	6.25%

	2007/08			2008/09
	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap
February	1,506	2.00%	6.25%	1,630	2.00%	6.25%

May	1,536	2.00%	6.25%	1,663	2.00%	6.25%

August	1,567	2.00%	6.25%	1,696	2.00%	6.25%

November	1,598	2.00%	6.25%	1,730	2.00%	6.25%

Index Return = [(1.00+0.02) x (1.00+0.02) x (1.00+0.02) x (1.00+0.02) x (1.00+0.02) x

(1.00+0.02) x (1.00+0.02) x (1.00+0.02) x (1.00+0.02) x (1.00+0.02) x (1.00+0.02) x

(1.00+0.02) x (1.00+0.02) x (1.00+0.02) x (1.00+0.02) x (1.00+0.02) x (1.00+0.02) x

(1.00+0.02) x (1.00+0.02) x (1.00+0.02)] minus 1.00 = 0.4859 or 48.59%

Supplemental Redemption Amount = $1,000.00 x 0.4859 = $485.90

Total Payment at Maturity = $1,000.00 + $485.90 = $1,485.90 per note

Pretax annualized rate of return: 8.25%

Example 2: The closing level of the S&P 500® Index as of the final scheduled Reset Date is greater than its closing level as of the Pricing Date and the appreciation of the S&P 500® Index, or the Periodic Return, is 6.25% (an amount equal to the Return Cap) during each Reference Period throughout the term of the notes:

	2004/05			2005/06			2006/07
	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap
February	1,237	6.25%	6.25%	1,576	6.25%	6.25%	2,009	6.25%	6.25%

May	1,314	6.25%	6.25%	1,675	6.25%	6.25%	2,134	6.25%	6.25%

August	1,396	6.25%	6.25%	1,779	6.25%	6.25%	2,268	6.25%	6.25%

November	1,484	6.25%	6.25%	1,891	6.25%	6.25%	2,410	6.25%	6.25%

	2007/08			2008/09
	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap
February	2,560	6.25%	6.25%	3,263	6.25%	6.25%

May	2,720	6.25%	6.25%	3,467	6.25%	6.25%

August	2,890	6.25%	6.25%	3,683	6.25%	6.25%

November	3,071	6.25%	6.25%	3,913	6.25%	6.25%

Index Return = [(1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x

(1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x

(1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x

(1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x

(1.00+0.0625)] minus 1.00 = 2.3619 or 236.19%

Supplemental Redemption Amount = $1,000.00 x 2.3619 = $2,361.90

Total Payment at Maturity = $1,000.00 + $2,361.90 = $3,361.90 per note

Pretax annualized rate of return: 27.48%

Example 3: In this example, for the Reference Periods where the Periodic Returns are in excess of 6.25%, the Periodic Returns for those Reference Periods used in the calculation of the Index Return shall be the Return Cap of 6.25%. The closing level of the S&P 500® Index as of the final scheduled Reset Date is greater than its closing level as of the Pricing Date and the appreciation of the S&P 500® Index, or the Periodic Return, is 8.25% (an amount greater than the Return Cap) during each Reference Period throughout the term of the notes:

	2004/05			2005/06			2006/07
	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap
February	1,260	8.25%	6.25%	1,730	8.25%	6.25%	2,376	8.25%	6.25%

May	1,364	8.25%	6.25%	1,873	8.25%	6.25%	2,572	8.25%	6.25%

August	1,477	8.25%	6.25%	2,028	8.25%	6.25%	2,784	8.25%	6.25%

November	1,598	8.25%	6.25%	2,195	8.25%	6.25%	3,014	8.25%	6.25%

	2007/08			2008/09
	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap
February	3,262	8.25%	6.25%	4,480	8.25%	6.25%

May	3,532	8.25%	6.25%	4,849	8.25%	6.25%

August	3,823	8.25%	6.25%	5,249	8.25%	6.25%

November	4,138	8.25%	6.25%	5,683	8.25%	6.25%

Index Return = [(1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x

(1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x

(1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x

(1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x

(1.00+0.0625)] minus 1.00 = 2.3619 or 236.19%

Supplemental Redemption Amount = $1,000.00 x 2.3619 = $2,361.90

Total Payment at Maturity = $1,000.00 + $2,361.90 = $3,361.90 per note

Pretax annualized rate of return: 27.48%

Example 4: The closing level of the S&P 500® Index as of the final scheduled Reset Date is less than the closing level of the S&P 500® Index as of the Pricing Date, and the Periodic Return declined steadily throughout the term of the notes:

	2004/05			2005/06			2006/07
	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap
February	1,141	-2.00%	6.25%	1,052	-2.00%	6.25%	971	-2.00%	6.25%

May	1,118	-2.00%	6.25%	1,031	-2.00%	6.25%	951	-2.00%	6.25%

August	1,096	-2.00%	6.25%	1,011	-2.00%	6.25%	932	-2.00%	6.25%

November	1,074	-2.00%	6.25%	990	-2.00%	6.25%	913	-2.00%	6.25%

	2007/08			2008/09
	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap
February	895	-2.00%	6.25%	826	-2.00%	6.25%

May	877	-2.00%	6.25%	809	-2.00%	6.25%

August	860	-2.00%	6.25%	793	-2.00%	6.25%

November	843	-2.00%	6.25%	777	-2.00%	6.25%

Index Return = [(1.00+ -0.02) x (1.00+ -0.02) x (1.00+ -0.02) x (1.00+ -0.02) x

(1.00+ -0.02) x (1.00+ -0.02) x (1.00+ -0.02) x (1.00+ -0.02) x (1.00+ -0.02) x

(1.00+ -0.02) x (1.00+ -0.02) x (1.00+ -0.02) x (1.00+ -0.02) x (1.00+ -0.02) x

(1.00+ -0.02) x (1.00+ -0.02) x (1.00+ -0.02) x (1.00+ -0.02) x (1.00+ -0.02) x

(1.00+ -0.02)] minus 1.00 = -0.3324 or -33.24%

Supplemental Redemption Amount = $50.00, the Minimum Supplemental Redemption Amount

Total Payment at Maturity = $1,000.00 + $50.00 = $1,050.00 per note

Pretax annualized rate of return: 0.98%

Example 5: The closing level of the S&P 500® Index as of the final scheduled Reset Date is less than the closing level of the S&P 500® Index as of the Pricing Date, and the Periodic Return fluctuated during the term of the notes, increasing in one half of the Reference Periods and decreasing in the other one half of the Reference Periods:

	2004/05			2005/06			2006/07
	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap
February	1,237	6.25%	6.25%	1,576	6.25%	6.25%	2,009	6.25%	6.25%

May	1,314	6.25%	6.25%	1,675	6.25%	6.25%	2,134	6.25%	6.25%

August	1,396	6.25%	6.25%	1,779	6.25%	6.25%	1,921	-10.00%	6.25%

November	1,484	6.25%	6.25%	1,891	6.25%	6.25%	1,729	-10.00%	6.25%

	2007/08			2008/09
	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap
February	1,556	-10.00%	6.25%	1,021	-10.00%	6.25%

May	1,400	-10.00%	6.25%	919	-10.00%	6.25%

August	1,260	-10.00%	6.25%	827	-10.00%	6.25%

November	1,134	-10.00%	6.25%	744	-10.00%	6.25%

Index Return = [(1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x

(1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x

(1.00+0.0625) x (1.00+ -0.10) x (1.00+ -0.10) x (1.00+ -0.10) x (1.00+ -0.10) x

(1.00+ -0.10) x (1.00+ -0.10) x (1.00+ -0.10) x (1.00+ -0.10) x (1.00+ -0.10) x

(1.00+ -0.10)] minus 1.00 = -0.3607 or –36.07%

Supplemental Redemption Amount = $50.00, the Minimum Supplemental Redemption Amount

Total Payment at Maturity = $1,000.00 + $50.00 = $1,050.00 per note

Pretax annualized rate of return: 0.98%

Example 6: The closing level of the S&P 500® Index as of the final scheduled Reset Date is greater than the closing level of the S&P 500® Index as of the Pricing Date, and the Periodic Return fluctuated during the term of the notes, increasing in one half of the Reference Periods and decreasing in the other one half of the Reference Periods, with the magnitude of the increases being significantly greater than the magnitude of the decreases:

	2004/05			2005/06			2006/07
	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap
February	1,237	6.25%	6.25%	1,260	6.25%	6.25%	1,148	-5.00%	6.25%

May	1,314	6.25%	6.25%	1,339	6.25%	6.25%	1,091	-5.00%	6.25%

August	1,248	-5.00%	6.25%	1,272	-5.00%	6.25%	1,159	6.25%	6.25%

November	1,186	-5.00%	6.25%	1,208	-5.00%	6.25%	1,231	6.25%	6.25%

	2007/08			2008/09
	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap
February	1,308	6.25%	6.25%	1,192	-5.00%	6.25%

May	1,390	6.25%	6.25%	1,132	-5.00%	6.25%

August	1,320	-5.00%	6.25%	1,203	6.25%	6.25%

November	1,254	-5.00%	6.25%	1,278	6.25%	6.25%

Index Return = [(1.00+0.0625) x (1.00+0.0625) x (1.00+ -0.05) x (1.00+ -0.05) x

(1.00+0.0625) x (1.00+0.0625) x (1.00+ -0.05) x (1.00+ -0.05) x (1.00+ -0.05) x

(1.00+ -0.05) x (1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x (1.00+0.0625) x

(1.00+ -0.05) x (1.00+ -0.05) x (1.00+ -0.05) x (1.00+ -0.05) x (1.00+0.0625) x

(1.00+0.0625)] minus 1.00 = 0.0978 or 9.78%

Supplemental Redemption Amount = $1,000.00 x 0.0978 = $97.80

Total Payment at Maturity = $1,000.00 + $97.80 = $1,097.80 per note

Pretax annualized rate of return: 1.89%

Example 7: In this example, for the Reference Periods where the Periodic Returns are in excess of 6.25%, the Periodic Returns for those Reference Periods used in the calculation of the Index Return shall be the Return Cap of 6.25%. The closing level of the S&P 500® Index as of the final scheduled Reset Date is greater than the closing level of the S&P 500® Index as of the Pricing Date, and the Periodic Return fluctuated during the term of the notes, increasing in three-fourths of the Reference Periods and decreasing in the other one-fourth, with a wide variance in the magnitude of the increase:

	2004/05			2005/06			2006/07
	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap
February	1,199	3.00%	6.25%	1,221	3.00%	6.25%	1,244	3.00%	6.25%

May	1,235	3.00%	6.25%	1,258	3.00%	6.25%	1,281	3.00%	6.25%

August	988	-20.00%	6.25%	1,006	-20.00%	6.25%	1,025	-20.00%	6.25%

November	1,186	20.00%	6.25%	1,207	20.00%	6.25%	1,230	20.00%	6.25%

	2007/08			2008/09
	Closing Level	Periodic Return	Return Cap	Closing Level	Periodic Return	Return Cap
February	1,267	3.00%	6.25%	1,290	3.00%	6.25%

May	1,305	3.00%	6.25%	1,329	3.00%	6.25%

August	1,044	-20.00%	6.25%	1,063	-20.00%	6.25%

November	1,252	20.00%	6.25%	1,276	20.00%	6.25%

Index Return = [(1.00+0.03) x (1.00+0.03) x (1.00+ -0.20) x (1.00+ 0.0625) x

(1.00+0.03) x (1.00+0.03) x (1.00+ -0.20) x (1.00+0.0625) x (1.00+0.03) x

(1.00+0.03) x (1.00+ -0.20) x (1.00+0.0625) x (1.00+0.03) x (1.00+0.03) x

(1.00+ -0.20) x (1.00+0.0625) x (1.00+0.03) x (1.00+0.03) x (1.00+ -0.20) x

(1.00+0.0625)] minus 1.00 = -0.4037 or -40.37

Supplemental Redemption Amount = $50.00, the Minimum Supplemental Redemption Amount

Total Payment at Maturity = $1,000.00 + $50.00 = $1,050.00 per note

Pretax annualized rate of return: 0.98%

Who will determine the Supplemental Redemption Amount and the amounts due at maturity?

A calculation agent will make all the calculations associated with determining the Supplemental Redemption Amount and the amounts due at maturity. We have appointed our affiliate, Banc of America Securities LLC, or “BAS,” to act as calculation agent. See the section entitled “Description of the Notes – Role of the Calculation Agent.”

Who publishes the S&P 500® Index and what does the S&P 500® Index measure?

The S&P 500® Index is published by Standard & Poor’s®, a division of The McGraw-Hill Companies, Inc., or “S&P®,” and is intended to provide an indication of the pattern of common stock price movement. The level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. In September 2004, S&P® announced that it would transition the S&P 500® Index to a full float-adjusted weighted index. The float-adjusted methodology will exclude blocks of stocks that do not publicly trade, such as significant blocks held by affiliates and governments.

How has the S&P 500® Index performed historically?

There has been significant volatility in the S&P 500® Index. The table on page PS-30 shows the quarterly performance of the S&P 500® Index for the calendar years 1999, 2000, 2001, 2002, and 2003, the first, second, and third calendar quarters of 2004, and the fourth calendar quarter of 2004 through November 9, 2004. However, it is not possible to accurately predict how the S&P 500® Index or the notes will perform in the future. Past performance of the S&P 500® Index is not necessarily indicative of future results for any other period.

How will I be able to find the S&P 500® Index level?

You can obtain the S&P 500® Index level from the Bloomberg® service under the symbol “SPX,” the S&P® website, www.standardandpoors.com, as well as from The New York Times, The Wall Street Journal, and the Financial Times.

Will I have an interest in the stocks that are included in the S&P 500® Index?

No, an investment in the notes does not entitle you to any ownership interest, including any voting rights, dividends paid or other distributions, in the stocks of the companies included in the S&P 500® Index.

Who are the selling agents for the notes?

Our affiliates, BAS and Banc of America Investment Services, Inc., or “BAI,” are acting as our agents in connection with this offering and will receive a commission based on the total principal amount of notes sold. In this capacity, none of the agents is your fiduciary or advisor, and you should not rely upon any communication from any of the agents in connection with the notes as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

How are the notes being offered?

BAS and BAI are offering the notes, as agents, to selected investors on a best efforts basis. We have registered the notes with the Securities and Exchange Commission in the United States. However, we are not registering the notes for public distribution in any jurisdiction other than the United States.

Are the notes exchange-traded funds?

No, the notes are not part of an exchange-traded fund. The value of the notes will not rise or fall at the same rate, or in the same manner, as the S&P 500® Index. We do not expect the notes to trade with the same volume or liquidity as certain exchange-traded funds.

How are the notes treated for United States federal income tax purposes?

For United States federal income tax purposes, the notes are classified as debt instruments that provide for contingent interest. As a result, the notes are considered to be issued with original issue discount, or “OID.”

You will be required to pay taxes on the notes over their term based upon an estimated yield for the notes, even though you will not receive any payments until maturity. We have determined this estimated yield in accordance with regulations issued by the United States Treasury Department, solely in order for you to determine the amount of taxes that you will owe each year as a result of your ownership of the notes. This estimated yield is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or whether the actual Supplemental Redemption Amount will exceed the Minimum Supplemental Redemption Amount. We have determined that this estimated yield will equal 4.00% per annum, compounded annually.

Additionally, you generally will be required to recognize ordinary income on any gain realized on a sale, upon maturity, or other disposition of the notes. See the section entitled “United States Federal Income Tax Summary.”

If you are a Non-United States Holder, payments on the notes generally will not be subject to United States federal income or withholding tax, as long as you provide us with the required completed tax forms.

Will the notes be listed on an exchange?

No. The notes will not be listed on any securities exchange, and a market for the notes may never develop.

Can the Reset Dates and the stated maturity date be postponed if a Market Disruption Event occurs?

Yes. If the calculation agent determines that, on any Reset Date, a Market Disruption Event (as defined below) has occurred or is continuing, that Reset Date will be postponed until the first Business Day on which no Market Disruption Event occurs or is continuing, but the delay will never be more than five Business Days. If a delay occurs, then the calculation agent instead will use the closing level of the S&P 500® Index on that new Reset Date. If any scheduled Reset Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day nevertheless will be the Reset Date. If the closing level of the S&P 500® Index is not available on that last possible day, either because of a Market Disruption Event or for any other reason, the calculation agent will make a good faith estimate of the closing level of the S&P 500® Index based on its assessment, made in its sole discretion, of the level of the S&P 500® Index at that time. If the last scheduled Reset Date is postponed due to a Market Disruption Event, the maturity date for the notes also will be postponed by the same number of Business Days. See the section entitled “Description of the Notes – Market Disruption.”

Does ERISA impose any limitations on purchases of the notes?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (commonly referred to as “ERISA”) or a plan that is subject to Section 4975 of the Internal Revenue Code, or the “Code,” including individual retirement accounts, individual retirement annuities or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, and dispose of the notes unless that plan or entity has determined that its purchase, holding, and disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing the notes will be deemed to be representing that it has made such determination, or that a prohibited transaction class exemption (“PTCE”) exists.

Are there any risks associated with my investment?

Yes, an investment in the notes is subject to risk. Please refer to the section entitled “Risk Factors” in this pricing supplement and page S-3 of the attached prospectus supplement.

RISK FACTORS

Your investment in the notes entails significant risks. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

Your yield may be less than the yield on a conventional debt security of comparable maturity. There will be no periodic payments of interest on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Instead, the rate of return primarily is based on the future performance of the S&P 500® Index. We cannot assure you that the Index Return will be positive. If the Index Return is less than 5.00%, the Supplemental Redemption Amount to be paid at maturity will be the Minimum Supplemental Redemption Amount. Under such circumstances, you will receive only the principal amount and the Minimum Supplemental Redemption Amount at maturity. Any yield on your investment above the principal amount of your note may be less than the overall return you would earn if you purchased a conventional debt security with the same maturity date. Your investment may not reflect the full opportunity cost to you when you consider factors that affect the time value of money.

Your investment return is limited and may be less than a comparable investment in a S&P 500® Index fund or the S&P 500® Indexstocks directly. If the level of the S&P 500® Index declines during any Reference Period during the term of the notes, the Periodic Return for that Reference Period will be less than zero. The Index Return is based on the compounded value of the Periodic Returns during the 20 Reference Periods. This has a cumulative negative effect as the number of negative Periodic Return values increases prior to the maturity date of the notes. The likelihood that you will receive only the principal amount and the Minimum Supplemental Redemption Amount increases as the number of negative Periodic Return values increases and as the decline in the level of the S&P 500® Index in any Reference Period increases. You may receive only the principal amount and the Minimum Supplemental Redemption Amount even if the level of the S&P 500® Index increases during one or more Reference Periods during the term of the notes or if the level of the S&P 500® Index as of the final scheduled Reset Date exceeds the level of the S&P 500® Index on the Pricing Date. In fact, if the S&P 500® Index declines in any single Reference Period by approximately 66.82% or more, you will receive only the Minimum Supplemental Redemption Amount, regardless of the amount of the increases in the S&P 500® Index in other Reference Periods. In that case, at maturity, you would receive only the principal amount of the notes and the Minimum Supplemental Redemption Amount. See the section entitled “Description of the Notes – Payment at Maturity; Supplemental Redemption Amount.” In addition, due to the Return Cap, the return on your investment in the notes may not fully reflect any increase in the market values of the stocks included in the S&P 500® Index. Finally, a direct investment in a S&P 500® Index fund or the stocks directly would allow you to receive the full benefit of any appreciation in the price of the shares, as well as in any dividends paid by or distributions made on those shares.

We cannot assure you that a trading market for your notes will ever develop or be maintained. We will not list the notes on any securities exchange. We cannot predict how the notes will trade in the secondary market or whether such market will be liquid or illiquid. The number of potential buyers of the notes in any secondary market may be limited. If you sell your notes prior to maturity, you may find that the market value of the notes is less than the principal amount of the notes. Although under ordinary market conditions, BAS intends to indicate prices on the notes on request, there can be no assurance at which price such a bid would be made. BAS may discontinue buying and selling the notes on the secondary market at any time.

To the extent that BAS engages in any market-making activities, it may bid for or offer notes. Any price at which BAS may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that may be used by BAS, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

If you attempt to sell the notes prior to maturity, the market value of the notes, if any, may be less than the principal amount of the notes. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to redeem the notes prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell the notes. At that time, there may be a very illiquid market for the notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect the market value of the notes, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the notes given a change in a specific factor, assuming all other conditions remain constant.

•	The S&P 500® Index. Because the total amount payable at maturity is tied to the closing level of the S&P 500® Index on the Pricing Date and on each of the Reset Dates, the market value of the notes will depend on the level of the S&P 500® Index. The S&P 500® Index is influenced by the operational results, creditworthiness, and dividend rates, if any, of the companies represented by the component stocks of that index, and by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, the markets on which the component stocks of that index are traded, and the market segments of which the companies represented by the component stocks of that index are a part. The policies of S&P® concerning additions, deletions, and substitutions of the stocks underlying the S&P 500® Index and the manner in which the S&P 500® Index takes account of certain changes affecting these stocks may affect the value of the S&P 500® Index. The policies of S&P® with respect to the calculation of the S&P 500® Index also could affect the value of the S&P 500® Index. S&P® may discontinue or suspend the calculation or dissemination of the S&P 500® Index. Any of these actions could affect the value of the notes. See the section entitled “The S&P 500® Index.” It is impossible to predict whether the level of the S&P 500® Index will rise or fall.

•	Impact of the S&P 500® Index on the Value of the Notes. We expect that the market value of the notes will depend substantially on the level of the S&P 500® Index as of each Reset Date. Even if the level of the S&P 500® Index increases after the Pricing Date, if you sell your notes before the maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the expectation that the S&P 500® Index will continue to fluctuate until the Index Return is determined. If you choose to sell your notes when the value of the S&P 500® Index is less than, or not sufficiently above, its value as of the Pricing Date, you may receive less than the principal amount of your notes. Because your return is calculated based upon the Periodic Returns for each Reference Period, an increase in the value of the S&P 500® Index in one or more Reference Periods may be offset by a decrease in its value in one or more other Reference Periods.

•	Volatility of the S&P 500® Index. Volatility is the term used to describe the size and frequency of market fluctuations. Volatility of the S&P 500® Index level may affect the market value of the notes. During recent periods, the S&P 500® Index has been highly volatile. The generally unsettled international environment and related uncertainties may result in greater market volatility. This volatility may increase the risk that the Index Return will be zero or negative, thus negatively affecting the market value of the notes and your yield.

•	Interest Rates. We expect that changes in interest rates will affect the trading value of the notes. In general, if United States interest rates increase, we expect that the trading value of the notes will decrease and, conversely, if United States interest rates decrease, we expect that the trading value of the notes will increase. The level of prevailing interest rates also may affect the United States economy, and, in turn, the value of the S&P 500® Index.

•	Dividend Yields. In general, if dividend yields on the stocks included in the S&P 500® Index increase, we expect that the value of the notes will decrease and, conversely, if dividend yields on the stocks included in the S&P 500® Index decrease, we expect that the value of the notes will increase.

•	Time to Maturity. As the time remaining to maturity of the notes decreases, the “time premium” associated with the notes will decrease. We anticipate that before their maturity, the notes may trade at a value above that which would be expected based on the level of interest rates and the S&P 500® Index. This difference will reflect a “time premium” due to expectations concerning the value of the S&P 500® Index during the period before the maturity date of the notes. However, as the time remaining to the maturity of the notes decreases, we expect that this time premium will decrease, lowering the trading value of the notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the notes of a given change in most of the factors listed above will be less if it occurs later in the term of the notes than if it occurs earlier in the term of the notes. However, we expect that the effect on the trading value of the notes of a given change in the level of the S&P 500® Index will be greater if it occurs later in the term of the notes than if it occurs earlier in the term.

Changes in our credit ratings are expected to affect the value of the notes. Our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the percentage increase in the value of the S&P 500® Index, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

Hedging activities may affect the Supplemental Redemption Amount and the market value of the notes. Hedging activities we or one or more of our affiliates, including the agents, may engage in may affect the level of the S&P 500® Index and, accordingly, increase or decrease the market value of the notes prior to maturity and the Supplemental Redemption Amount you would receive at maturity. In addition, we or one or more of our affiliates, including the agents, may purchase or otherwise acquire a long or short position in the notes. We or one of our affiliates, including the agents, may hold or resell the notes. Although we have no reason to believe that any of those activities will have a material impact on the level of the S&P 500® Index, we cannot assure you that these activities will not affect that level and the market value of the notes prior to maturity or the Supplemental Redemption Amount payable at maturity.

You have no shareholder rights, no rights to receive any shares of the S&P 500® Index stocks, and are not entitled to dividends or other distributions on the S&P 500® Index. The notes are our debt securities. They are not equity instruments or shares of stock. Investing in the notes will not make you a holder of any of the S&P 500® Index stocks. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those stocks. As a result, the return on your notes may not reflect the return you would realize if you actually owned the stocks included in the S&P 500® Index and received the dividends paid or other distributions made in connection with those stocks. Your notes will be paid in cash and you have no right to receive delivery of any S&P 500® Index stocks.

Although our common stock is a component of the S&P 500® Index, we are not affiliated with any other S&P 500® Index company and are not responsible for any disclosure by any other S&P 500® Index company. While we currently, or in the future, may engage in business with companies represented by constituent stocks of the S&P 500® Index, neither we nor any of our affiliates, including the agents, assume any responsibility for the adequacy or accuracy of any publicly available information about any other companies represented by constituent stocks of the S&P 500® Index or the calculation of the S&P 500® Index. You should make your own investigation into the S&P 500® Index and the other companies represented by its constituent stocks. See the section entitled “The S&P 500® Index” below for additional information about the S&P 500® Index.

None of The McGraw-Hill Companies, Inc., S&P®, any of their affiliates, or any S&P 500® Index company other than us is involved in this offering of the notes or has any obligation of any sort with respect to the notes. Thus, none of those companies has any obligation to take your interests into consideration for any reason, including taking any corporate actions that might affect the value of the notes.

Our business activities may create conflicts of interest with you. We or one or more of our affiliates, including the agents, may engage in trading activities related to the S&P 500® Index and the S&P 500® Index stocks that are not for your account or on your behalf. We and our affiliates from time to time may buy or sell the stocks included in the S&P 500® Index or futures or options contracts on the S&P 500® Index for our own accounts, for business reasons, or in connection with hedging our obligations under the notes. In addition, we expect to enter into an arrangement with our affiliate, Bank of America, N.A. (“BANA”), to hedge the market risks associated with our obligation to pay the amounts due under the notes. BANA expects to make a profit in connection with this arrangement. We do not intend to seek competitive bids for this arrangement from unaffiliated parties.

In addition, from time to time during the term of the notes and in connection with the determination of the Periodic Return, we or our affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other series of notes that we issue, some of which may have returns calculated in a manner related to that of the notes. We or our affiliates will price these hedging transactions with the intention of realizing a profit, in consideration for assuming the risks inherent in these hedging activities, whether the value of the notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading activities may present a conflict of interest between your interest in your notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management. These trading activities, if they influence the level of the S&P 500® Index, could be adverse to your interests as a beneficial owner of the notes.

We and our affiliates, including the agents, at present or in the future, may engage in business with S&P 500® Index companies, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties. One or more of our affiliates have published, and in the future may publish, research reports on one or more of the S&P 500® Index companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.

Secondary market prices of the notes may be affected adversely by the inclusion in the original issuance price of the notes of the agents’ commissions and costs of hedging our obligations under the notes. Assuming no change in market conditions or any other relevant factors, the market price, if any, at which a party will be willing to purchase notes in secondary market transactions likely will be lower than the original issue price since the original issue price included, and secondary market prices are likely to exclude, commissions paid for the notes, as well as the potential profit included in the cost of hedging our obligations under the notes. The price of hedging our obligations was determined by our affiliates with the intention of realizing a profit. However, because hedging our obligations entails risks and may be influenced by market forces beyond our control or our affiliates’ control, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

There may be potential conflicts of interest between you and the calculation agent. We have the right to appoint and remove a calculation agent. The determination of the Supplemental Redemption Amount is a complex process involving a large number of related calculations, some of which may require the exercise of judgment. Our subsidiary, BAS, is the calculation agent for the notes and, as such, determines each Starting Level and Ending Level and calculates the Supplemental Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between BAS’ status as our subsidiary and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a “Market Disruption Event” has occurred, or in connection with judgments that it would be required to make if the publication of the S&P 500® Index is discontinued. See the sections entitled “Description of the Notes—Market Disruption” and “—Discontinuance of the S&P 500® Index; Alteration of Method of Calculation.”

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the notes for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we or our affiliates will use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

The notes are part of a series of medium-term notes entitled “Medium-Term Notes, Series K” issued under the Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is described more fully in the accompanying prospectus and prospectus supplement. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus.

The aggregate principal amount of the notes is $3,000,000. The notes are issued in minimum denominations of $1,000 and whole multiples of $1,000. The notes will mature on November 13, 2009, but under limited circumstances, which we describe below, the maturity date may be postponed. See the section entitled “Description of the Notes – Market Disruption.”

We will not pay interest on the notes.

Prior to maturity, the notes are not redeemable by us or repayable at the option of any holder. The notes are not subject to any sinking fund. Upon the occurrence of an event of default (as defined in the Senior Indenture) under the terms of the notes, holders may accelerate the maturity of the notes, as described under “Description of Debt Securities – Defaults and Rights of Acceleration” in the prospectus. Upon an event of default, you will be entitled to receive only your principal amount, and you will not be entitled to payment of any Supplemental Redemption Amount.

The notes will be issued in book-entry form only. The CUSIP number for the notes is 06050 MED5.

Payment at Maturity; Supplemental Redemption Amount

On the Pricing Date, we set the Return Cap at 6.25%, and the calculation agent determined the Starting Level of the S&P 500® Index for the first Reference Period to be 1,164.08, which was the closing level of the S&P 500® Index on that date. For each Reference Period, the calculation agent will determine the applicable Starting Level and Ending Level of the S&P 500® Index.

After the United States stock markets close on the last Reset Date, the calculation agent will determine the Index Return and the Supplemental Redemption Amount.

At maturity, you will be paid the principal amount of the notes and the Supplemental Redemption Amount.

The calculation agent will determine the Supplemental Redemption Amount by reference to the Periodic Returns of the S&P 500® Index during the 20 Reference Periods described in the “Summary” section above. On each Reset Date, the calculation agent will determine the “Periodic Return” of the S&P 500® Index for the Reference Period then ended by applying the following formula. The result will be rounded to the nearest ten thousandth of a decimal place and then expressed as a percentage:

Ending Level - Starting Level

Starting Level

where the “Starting Level” for the initial Reference Period is the closing level of the S&P 500® Index on the Pricing Date, or 1,164.08, and the “Starting Level” for each subsequent Reference Period is the Ending Level for the immediately preceding Reference Period. The “Ending Level” for each Reference Period is the closing level of the S&P 500® Index on the applicable Reset Date, or if that day is not a Business Day, the closing level of the S&P 500® Index on the next following Business Day.

Except for the payment of the principal amount and the Minimum Supplemental Redemption Amount at maturity, you will be exposed to unlimited declines in the Periodic Return for any Reference Period. However, you will benefit from increases in the Periodic Return of the S&P 500® Index, only up to the “Return Cap,” or 6.25%, which we set on the Pricing Date. For any Reference Period in which the Periodic Return is greater than the Return Cap, the Periodic Return for that Reference Period will be deemed to be the Return Cap, and for that Reference Period you will receive only the benefit of the increase in value up to the Return Cap.

After the close of the market on the last Reset Date, the calculation agent will determine the Supplemental Redemption Amount, which will not be less than the Minimum Supplemental Redemption Amount payable to you at maturity based on the following formula:

Principal Amount x Index Return

The “Index Return” is the compounded value of the 20 Periodic Returns computed in the following manner:

[The product of (1.00 + the Periodic Return) for each Reference Period] - 1.00

The Index Return will be rounded to the nearest ten-thousandth and then expressed as a percentage.

The notes are principal protected. You are entitled to receive the Minimum Supplemental Redemption Amount. As a result, if the calculation of the Supplemental Redemption Amount were to result in an amount that is less than the Minimum Supplemental Redemption Amount, or if it were to result in a negative number because the S&P 500® Index has declined, you will receive only your principal amount and the Minimum Supplemental Redemption Amount at maturity.

Market Disruption

Each of the following will be a “Market Disruption Event” if, in the sole opinion of the calculation agent, that event materially affects the S&P 500® Index:

•	the suspension, material limitation, or absence of the trading of a material number of stocks included in the S&P 500® Index;

•	the suspension or material limitation of the trading of stocks on one or more stock exchanges on which stocks included in the S&P 500® Index are quoted;

•	the suspension or material limitation of the trading of (a) options or futures relating to the S&P 500® Index on any options or futures exchanges or (b) options or futures generally; or

•	the imposition of any exchange controls with respect to any currencies involved in determining the total amount payable on the notes at maturity.

For the purpose of this definition of Market Disruption Event:

•	a limitation on the number of hours or days of trading will not be a Market Disruption Event if it results from an announced change in the regular business hours of any exchange;

•	a limitation on trading imposed by reason of the movements in price exceeding the levels permitted by any relevant exchange will be a Market Disruption Event;

•	a decision to permanently discontinue trading in the relevant futures or options contracts will not constitute a Market Disruption Event; and

•	an absence of trading on a securities exchange or quotation system will not include any time when that exchange or quotation system is closed for trading under ordinary circumstances.

If a Market Disruption Event occurs or is continuing on a day that would otherwise be a Reset Date, then the calculation agent instead will use the closing level of the S&P 500® Index on the first Business Day after that day on which no Market Disruption Event occurs or is continuing. In no event, however, will any Reset Date be postponed by more than five Business Days. If any Reset Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day nevertheless will be the Reset Date, and the calculation agent will make a good faith estimate of the closing level of the S&P 500® Index based upon its assessment of the level of the S&P 500® Index at that time. If the last scheduled Reset Date is postponed due to a Market Disruption Event, the maturity date for the notes also will be postponed by the same number of Business Days.

When we refer to a “Business Day,” we mean a day that is a Business Day of the kind described in the accompanying prospectus supplement but that is not a day on which the principal securities market (or markets) on which the constituent stocks of the S&P 500® Index are traded is closed.

Discontinuance of the S&P 500® Index; Alteration of Method of Calculation

If S&P® discontinues publication of the S&P 500® Index and S&P® or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, is comparable to the discontinued S&P 500® Index (the new index being referred to as a “Successor Index”), then the relevant closing levels shall be determined by reference to the Successor Index at the close of trading on the New York Stock Exchange, the American Stock Exchange LLC, The Nasdaq National Market, or the relevant exchange or market for the Successor Index.

If the calculation agent selects a Successor Index, the calculation agent immediately shall notify us and the trustee of the Senior Indenture, and that trustee will provide written notice of a change to the holders of the notes within three Business Days of selection.

If S&P® discontinues publication of the S&P 500® Index, and the calculation agent determines that no Successor Index is available, then the calculation agent will notify us and the trustee of the Senior Indenture and shall calculate the appropriate closing levels. These calculations by the calculation agent will be in accordance with the formula for and method of calculating the S&P 500® Index last in effect prior to that discontinuance. If a Successor Index is selected or the calculation agent calculates a level as a substitute for the S&P 500® Index, that Successor Index or level will be substituted for the S&P 500® Index for all purposes.

If at any time the method of calculating the S&P 500® Index or a Successor Index, or the level of that index, is changed in a material respect, or if the S&P 500® Index or a Successor Index in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the level of the S&P 500® Index or the Successor Index had those changes or modifications not been made, then, from and after that time, the calculation agent will notify us and the trustee of the Senior Indenture. The calculation agent will make those calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P 500® Index or the Successor Index, as the case may be, as if those changes or modifications had not been made, and calculate the closing levels with reference to the S&P 500® Index or the Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500® Index or a Successor Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent shall adjust the index in order to arrive at a level of the S&P 500® Index or the Successor Index as if it had not been modified (e.g., as if the split had not occurred).

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes, including determinations regarding the Index Return, the Supplemental Redemption Amount, Market Disruption Events, Successor Indices, and Business Days. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

We have initially appointed our affiliate, BAS, as the calculation agent, but we may change the calculation agent at any time without notifying you.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds. We will make payments of the principal amount and the Supplemental Redemption Amount in immediately available funds so long as the notes are maintained in book-entry form.

Listing

The notes will not be listed on any securities exchange.

THE S&P 500® INDEX

We have obtained all information regarding the S&P 500® Index contained in this pricing supplement, including its make-up, method of calculation, and changes in its components, from publicly-available information. That information reflects the policies of, and is subject to change by, S&P®. S&P® has no obligation to continue to publish, and may discontinue publication of, the S&P 500® Index. The consequences of S&P® discontinuing publication of the S&P 500® Index are described in the section entitled “Description of the Notes – Discontinuance of S&P 500® Index; Alteration of Method of Calculation.” We do not assume any responsibility for the accuracy or completeness of any information relating to the S&P 500® Index.

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. It is a market-value weighted index (stock price times number of shares outstanding), with each stock’s weight in the index proportionate to its market value. The calculation of the level of the S&P 500® Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of October 29, 2004, 424 companies or 84.3% of the S&P 500® Index companies traded on the New York Stock Exchange, 75 companies or 15.6% of the S&P 500® Index companies traded on The Nasdaq Stock Market, and 1 company or 0.1% of the S&P 500® Index companies traded on the American Stock Exchange LLC. S&P® chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P® uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P® include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. As of October 29, 2004, ten main groups of companies comprise the S&P 500® Index with the number of companies currently included in each group indicated in parentheses: Consumer Discretionary (86), Consumer Staples (37), Energy (27), Financials (80), Health Care (56), Industrials (58), Information Technology (80), Materials (33), Telecommunications Services (10), and Utilities (33). S&P® from time to time, in its sole discretion, may add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

S&P® calculates the S&P 500® Index by reference to the prices of the S&P 500® constituent stocks without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the S&P 500® constituent stocks and received the dividends paid on those stocks.

Computation of the S&P 500® Index

S&P® currently computes the S&P 500® Index as of a particular time as follows:

•	the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the “market value” of that stock);

•	the market values of all component stocks as of that time are aggregated;

•	the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

•	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

•	the current aggregate market value of all component stocks is divided by the base value; and

•	the resulting quotient, expressed in decimals, is multiplied by 10.

While S&P® currently employs the above methodology to calculate the S&P 500® Index, no assurance can be given that S&P® will not modify or change this methodology in a manner that may affect the Supplemental Redemption Amount. See “—Float Adjustment.”

S&P® adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P® to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

•	the issuance of stock dividends;

•	the granting to shareholders of rights to purchase additional shares of stock;

•	the purchase of shares by employees pursuant to employee benefit plans;

•	consolidations and acquisitions;

•	the granting to shareholders of rights to purchase other securities of the issuer;

•	the substitution by S&P® of particular component stocks in the S&P 500® Index; or

•	other reasons.

In these cases, S&P® first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value	×	New Market Value	=	New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P 500® Index.

Neither we nor any of our affiliates, including BAI and BAS, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the S&P 500® Index or any successor S&P 500® Index. S&P® does not guarantee the accuracy or the completeness of the S&P 500® Index or any data included in the S&P 500® Index. S&P® assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the S&P 500® Index. S&P® disclaims all responsibility for any errors or omissions in the calculation and dissemination of the S&P 500® Index or the manner in which the S&P 500® Index is applied in determining the Supplemental Redemption Amount.

Float Adjustment

S&P® has announced that in March 2005, S&P® will begin shifting the S&P 500® Index half way from a market capitalization weighted formula to a float-adjusted formula, before moving to full float adjustment in September 2005. S&P®’s criteria for selecting stocks for the S&P 500® Index will not be changed by the shift to float adjustment. However, the adjustment will affect each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index will reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P® defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•	holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) will be calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P® will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

Historical Closing Levels of the S&P 500® Index

Since its inception, the S&P 500® Index has experienced significant fluctuations. Any historical upward or downward trend in the level of the S&P 500® Index during any period shown below is not an indication that the level of the S&P 500® Index is more or less likely to increase or decrease at any time during the term of the notes. The historical S&P 500® Index levels do not give an indication of future performance of the S&P 500® Index. We cannot assure you that the future performance of the S&P 500® Index or the constituent stocks of the

S&P® Index will result in holders of the notes receiving an amount greater than their outstanding face amount on the maturity date.

The table below sets forth the high, the low, and the last closing levels at the end of each calendar quarter of the S&P 500® Index for the calendar years 1999, 2000, 2001, 2002, and 2003, as well as the first, second, and third calendar quarters of 2004, and the fourth calendar quarter of 2004 through November 9, 2004. The closing levels listed in the table below were obtained from Bloomberg Financial Services, without independent verification.

S&P 500® Index Quarterly Levels

	HIGH	LOW	CLOSE
1999
First Quarter	1,316.55	1,212.19	1,286.37
Second Quarter	1,372.71	1,281.41	1,372.71
Third Quarter	1,418.78	1,268.37	1,282.71
Fourth Quarter	1,469.25	1,247.41	1,469.25

2000
First Quarter	1,527.46	1,333.36	1,498.58
Second Quarter	1,516.35	1,356.56	1,454.60
Third Quarter	1,520.77	1,419.89	1,436.51
Fourth Quarter	1,436.28	1,264.74	1,320.28

2001
First Quarter	1,373.73	1,117.58	1,160.33
Second Quarter	1,312.83	1,103.25	1,224.42
Third Quarter	1,236.72	965.80	1,040.94
Fourth Quarter	1,170.35	1,038.55	1,148.08

2002
First Quarter	1,172.51	1,080.17	1,147.39
Second Quarter	1,146.54	973.53	989.82
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82

2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92

2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter (through November 9th)	1,166.17	1,094.81	1,164.08

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the S&P 500® Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in financial markets generally and the S&P 500® Index exhibiting greater volatility than in earlier periods.

License Agreement

We have entered into a non-exclusive license agreement with S&P® providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by S&P® (including the S&P 500® Index) in connection with certain securities, including the notes.

The license agreement between us and S&P® requires that the following language be stated in this pricing supplement:

The notes are not sponsored, endorsed, sold, or promoted by S&P®. S&P® makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Index to track general stock market performance. S&P®’s only relationship to us is the licensing of certain trademarks and trade names of S&P® and of the S&P 500® Index which is determined, composed, and calculated by S&P® without regard to us or the notes. S&P® has no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing, or calculating the S&P 500® Index. S&P® is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the Supplemental Redemption Amount. S&P® has no obligation or liability in connection with the administration, marketing, or trading of the notes.

S&P® DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P® SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P® MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P® MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P® HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Our affiliates, BAS and BAI, have been appointed as our agents to solicit offers on a best efforts basis to purchase the notes. The agents are parties to the Distribution Agreement described in the “Supplemental Plan of Distribution” on page S-9 of the accompanying prospectus supplement. Each agent will receive a commission of 3.00% of the principal amount of each note sold through its efforts. Each initial purchaser of notes must have an account with one of the agents.

No agent is acting as your fiduciary or advisor, and you should not rely upon any communication from any agent in connection with the notes as investment advice or a recommendation to purchase notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

BAS and any of our other affiliates may use this pricing supplement, the accompanying prospectus supplement, and the prospectus in a market-making transaction for any notes after their initial sale.

UNITED STATES FEDERAL INCOME TAX SUMMARY

The following summary of certain United States federal income tax consequences of the purchase, ownership, and disposition of the notes is based upon laws, regulations, rulings, and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with initial purchasers of the notes who hold notes as capital assets and does not deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding notes in a tax-deferred or tax-advantaged account, persons holding notes as a hedge, a position in a “straddle” or as part of a “conversion” transaction for tax purposes, or persons who are required to mark-to-market for tax purposes. The discussion assumes that the notes constitute true indebtedness of the issuer for United States federal income tax purposes. If the notes did not constitute true indebtedness of the issuer, the tax consequences described below would be materially different. You must consult your own tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the purchase, ownership, and disposition of the notes arising under the laws of any other jurisdiction.

As used in this pricing supplement, the term “United States Holder” means a beneficial owner of a note that is for United States federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) an entity which is a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (3) an estate the income of which is subject to United States federal income tax regardless of its source, (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (5) any other person whose income or gain with respect to the notes is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons also will be United States Holders. A “Non-United States Holder” is a holder that is not a United States Holder.

United States Holders – Income Tax Considerations

Interest and Original Issue Discount

The amount payable on the notes at maturity will depend on the performance of the S&P 500® Index. Accordingly, the notes will be treated as “contingent payment debt instruments” for United States federal income tax purposes subject to taxation under the “noncontingent bond method.” As a result, the notes generally will be subject to the OID provisions of the Code and the Treasury regulations issued under the Code. Under applicable Treasury regulations, a United States Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” as described below, established by us for determining interest accruals and adjustments with respect to a note. A United States Holder which does not use the “comparable yield” and/or follow the “projected payment schedule” to calculate its OID and interest income on a note must timely disclose and justify the use of other estimates to the Internal Revenue Service, or “IRS.”

A “comparable yield” with respect to a contingent payment debt instrument generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the contingent payment debt instrument (taking into account for this purpose the level of subordination, term, timing of payments, and general market conditions, but ignoring any adjustments for liquidity or the riskiness of the contingencies with respect to the debt instrument). For example, if a hedge is available, the comparable yield is the yield on the synthetic fixed-rate debt instrument that would result if the hedge is integrated with the contingent payment debt instrument. If a hedge is not available, but our similar fixed-rate debt instruments trade at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the value of the benchmark rate on the issue date and the spread. Notwithstanding the foregoing, a comparable yield must not be less than the applicable United States federal rate based on the overall maturity of the debt instrument.

A “projected payment schedule” with respect to a contingent payment debt instrument is generally a series of expected payments, the amount and timing of which would produce a yield to maturity on that debt instrument equal to the comparable yield. In the case of the notes, the “projected payment schedule” per $1,000 principal amount of the notes consists of a single payment of $1,216.58 at maturity. This is the amount which is expected to be paid on the maturity date, consisting of the principal amount and the estimated Supplemental Redemption Amount. See “—Tax Accrual Table.” Investors should be aware that this amount is not calculated or provided for any purposes other than the determination of a United States Holder’s interest accruals and adjustments with respect to the notes. We make no representations regarding the actual amounts of payments on the notes.

Based on the comparable yield and the issue price of the notes, a United States Holder of a note (regardless of accounting method) generally will be required to accrue as OID the sum of the daily portions of interest on the note for each day in the taxable year on which the holder held the note, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the note, as set forth below. The daily portions of interest for a note are determined by allocating to each day in an accrual period the ratable portion of interest on the note that accrues in the accrual period. The amount of interest on a note that accrues in an accrual period is the product of the comparable yield on the note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the note at the beginning of the accrual period. The adjusted issue price of a note at the beginning of the first accrual period will equal its issue price and for any subsequent accrual period will be (1) the sum of the issue price of the note and any interest previously accrued on the note by a holder (disregarding any positive or negative adjustments) minus (2) the amount of any projected payments on the note for previous accrual periods. The issue price of each note in an issue of notes is the first price at which a substantial amount of those notes has been sold

(including any premium paid for those notes and ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). Because of the application of the OID rules, a United States Holder of a note will be required to include in income OID in excess of actual cash payments received for certain taxable years.

A United States Holder will be required to recognize interest income equal to the amount of any positive adjustment (i.e., the excess of actual payments over projected payments) for a note for a taxable year. A negative adjustment (i.e., the excess of projected payments over actual payments) for a note for a taxable year (1) will first reduce the amount of interest for the note that a United States Holder would otherwise be required to include in income in the taxable year and (2) to the extent of any excess, will give rise to an ordinary loss equal to that portion of the excess as does not exceed the excess of (A) the amount of all previous interest inclusions under the note over (B) the total amount of the United States Holder’s net negative adjustments treated as ordinary loss on the note in prior taxable years. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described above in (1) and (2) will be carried forward to offset future interest income for the note or to reduce the amount realized on a sale, exchange, or retirement of the note. Where a United States Holder purchases a note at a price other than its issue price, the difference between the purchase price and the issue price generally will be treated as a positive or negative adjustment, as the case may be, and allocated to the daily portions of interest or projected payments for the note.

If a contingent payment becomes fixed more than six months prior to maturity, a positive or negative adjustment, as appropriate, is made to reflect the difference between the present value of the amount that is fixed and the present value of the projected amount. A similar adjustment may be appropriate in some circumstances for the notes. For example, it may be possible to determine, based on the decline of the S&P 500® Index in one or more Reference Periods, that the Supplemental Redemption Amount will be no more than the Minimum Supplemental Redemption Amount, regardless of whether the S&P 500® Index increases in subsequent Reference Periods. In that case, assuming more than six months remain prior to maturity, a negative adjustment would be made to reflect the difference between the present value of the principal amount of the notes and the present value of the projected amounts. Moreover, on any Reset Date it may be possible to determine that the amount payable at maturity will be less than the projected payment amount, even though the amount payable on the notes will not become fixed prior to the last Reset Date. In that circumstance, the IRS may deem it appropriate to adjust (using the methodology described above or another methodology) the amount of interest income a United States Holder would be required to recognize in a particular taxable year for a note. However, until the IRS sets forth rules dealing with that situation, we do not intend to make any of these adjustments.

Tax Accrual Table

The following table sets forth the amount of interest that would be deemed to have accrued with respect to each $1,000 principal amount of the notes during each of the indicated accrual periods through the maturity date of the notes based upon the projected payment schedule and an estimated yield of 4.00% per annum (compounded annually) that we established with respect to the notes. This information is provided solely for tax purposes, and we make no representations or predictions as to what the actual Supplemental Redemption Amount will be.

Accrual Period	Adjusted Issue Price at Beginning of Accrual Period	Interest Deemed to Accrue on the Notes During Accrual Period (per $1,000 principal amount)(1)	Total Interest Deemed to Have Accrued from Original Issue Date as of End of Accrual Period (per $1,000 principal amount)
November 15, 2004 through December 31, 2004	$1,000.00	$5.11	$5.11
January 1, 2005 through December 31, 2005	$1,005.11	$40.20	$45.31
January 1, 2006 through December 31, 2006	$1,045.31	$41.81	$87.12
January 1, 2007 through December 31, 2007	$1,087.12	$43.48	$130.60
January 1, 2008 through December 31, 2008	$1,130.60	$45.22	$175.82
January 1, 2009 through November 13, 2009	$1,175.82	$40.76	$216.58

Final Adjusted Issue Price = $1,216.58 per $1,000 principal amount of notes.

(1)	Represents the adjusted issue price at the beginning of the accrual period multiplied by the hypothetical comparable yield for the accrual period.

Sale, Exchange, or Retirement

Upon a sale, exchange, or retirement of a note, a United States Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and that holder’s tax basis in the note. A United States Holder’s tax basis in a note generally will equal the cost of that note, increased by the amount of interest income previously accrued by the holder for that note (disregarding any positive or negative adjustments). A United States Holder generally will treat any gain as interest income, and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss (depending upon the United States Holder’s holding period for the note). The deductibility of capital losses by a United States Holder is subject to limitations.

United States Holders – Backup Withholding and Reporting

Generally, payments of principal and interest, and the accrual of OID, with respect to the notes will be subject to information reporting and possibly to backup withholding. Information reporting means that the payment is required to be reported to the holder of the notes and the IRS. Backup withholding means that we are required to collect and deposit a portion of the payment with the IRS as a tax payment on your behalf. Backup withholding will be imposed at a rate of 28%.

Payments of principal and interest, and the accrual of OID, with respect to notes held by a United States Holder, other than certain exempt recipients such as corporations, and proceeds from the sale of notes through the United States office of a broker will be subject to backup withholding unless that United States Holder supplies us with a taxpayer identification number and certifies that its taxpayer identification number is correct or otherwise establishes an exemption. In addition, backup withholding will be imposed on any payment of principal and interest, and the accrual of OID, with respect to a note held by a United States Holder that is informed by the United States Secretary of the Treasury that it has not reported all dividend and interest income required to be shown on its United States federal income tax return or that fails to certify that it has not underreported its interest and dividend income.

Payments of the proceeds from the sale of the notes to or through a foreign office of a broker, custodian, nominee, or other foreign agent acting on your behalf will not be subject to information reporting or backup withholding. If, however, that nominee, custodian, agent, or broker is, for United States federal income tax purposes, (1) a United States person, (2) the government of the United States or the government of any State or political subdivision of any State (or any agency or instrumentality of any of these governmental units), (3) a controlled foreign corporation, (4) a foreign partnership that is either engaged in a United States trade or business or whose United States partners in the aggregate hold more than 50% of the income or capital interests in the partnership, (5) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (6) a United States branch of a foreign bank or foreign insurance company, those payments will be subject to information reporting, unless (a) that custodian, nominee, agent, or broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met or (b) the holder otherwise establishes an exemption from information reporting.

A United States Holder that does not provide us with its correct taxpayer identification number may be subject to penalties imposed by the IRS. In addition, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s United States federal income tax liability provided certain required information is furnished to the IRS.

Applicable Treasury regulations require taxpayers that participate in “reportable transactions” to disclose their participation to the IRS by attaching Form 8886 to their tax returns and to retain a copy of all documents and records related to the transaction. In addition, organizers and sellers of such a transaction may be required to maintain records, including lists identifying investors in the transaction, and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based on any of several criteria, one or more of which may be present with respect to an investment in the notes. Whether an investment in the notes constitutes a “reportable transaction” for any investor depends on the investor’s particular circumstances. Investors should consult their own tax advisors concerning any possible disclosure obligation they may have for their investment in the notes and should be aware that, should we (or other participants in the transaction) determine that the investor list maintenance requirement applies to this transaction, we (or they) would comply with this requirement.

Non-United States Holders – Income Tax Considerations

Under present United States federal income tax law, and subject to the discussion below concerning backup withholding, any gain realized on the sale, exchange, or retirement of a note, or the payment by us, or any paying agent, of principal or interest, including OID, on a note owned by a Non-United States Holder is not subject to United States federal income or withholding tax provided that:

1.	the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

2.	the holder is not a controlled foreign corporation that is related to us through stock ownership;

3.	the holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

4.	the payment is not effectively connected with the conduct of a trade or business in the United States; and

5.	either (A) the holder provides us (or any paying agent) with a statement which sets forth its address, and certifies, under penalties of perjury, that it is not a United States person, citizen, or resident (which certification may be made on an IRS Form W-8BEN (or successor form)) or (B) a financial institution holding the note on behalf of the holder certifies, under penalties of perjury (which certification may be made on an IRS Form W-8IMY (or successor form)), that it has or will provide us (or the paying agent) with a withholding statement.

Payments to Non-United States Holders not meeting the requirements set forth above are subject to withholding at a rate of 30% unless (a) the holder is engaged in a trade or business in the United States and the holder provides us with a properly executed IRS Form W-8ECI (or successor form) certifying that the payments are effectively connected with the conduct of a trade or business in the United States, or (b) the holder provides us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of a tax treaty. To claim benefits under an income tax treaty, a Non-United States Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article.

Non-United States Holders – Backup Withholding and Reporting

Payments of principal and interest, and the accrual of OID, with respect to the notes and proceeds from the sale of notes held by a Non-United States Holder will not be subject to information reporting and backup withholding so long as the holder has certified that it is not a United States person and we do not have actual knowledge that the certification is false (or you otherwise establish an exemption). However, if a Non-United States Holder has not certified that it is not United States person or we have actual knowledge that the certification is false (and it has not otherwise established an exemption) the holder will be subject to backup withholding and information reporting in the manner described above in “United States Holders – Backup Withholding and Reporting.”

ERISA CONSIDERATIONS

A fiduciary of a pension plan or other employee benefit plan (including a governmental plan, an individual retirement account, or a Keogh plan) subject to ERISA should consider fiduciary standards under ERISA in the context of the particular circumstances of the plan before authorizing an investment in the notes. A fiduciary also should consider whether the investment is authorized by, and in accordance with, the documents and instruments governing the plan.

In addition, ERISA and the Code prohibit a number of transactions (referred to as “prohibited transactions”) involving the assets of a plan subject to ERISA or the assets of an individual retirement account, or plan subject to Section 4975 of the Code (referred to as an “ERISA plan”), on the one hand, and persons who have specified relationships of the plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code), on the other. If we (or an affiliate) are considered a party in interest or disqualified person for an ERISA plan, then the investment in the notes by that ERISA plan may give rise to a prohibited transaction. There are several ways by which we or our affiliates may be considered a party in interest or a disqualified person for an ERISA plan. For example, if we provide banking or financial advisory services to an ERISA plan, or act as a trustee or in a similar fiduciary role for ERISA plan assets, we may be considered a party in interest or a disqualified person for that ERISA plan.

A violation of the prohibited transaction rules may result in civil penalties or other liabilities under ERISA and an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory, or administrative exemption. In addition, a prohibited transaction may require “correction” of the transaction. Some types of employee benefit plans and arrangements including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws.

Therefore, an ERISA plan should not invest in the notes unless the plan fiduciary or other person acquiring them on behalf of the ERISA plan determines that neither we nor an affiliate is a party in interest or a disqualified person or, alternatively, that an exemption from the prohibited transaction rules is available. The United States Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions include:

(1) PTCE 84-14, an exemption for some transactions determined by independent qualified professional asset managers;

(2) PTCE 90-1, an exemption for some types of transactions involving insurance company pooled separate accounts;

(3) PTCE 91-38, an exemption for some types of transactions involving bank collective investment funds;

(4) PTCE 95-60, an exemption for transactions involving some types of insurance company general accounts; and

(5) PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

There also may be other exemptions available depending on the particular circumstances.

By purchasing and holding the notes, the person making the decision to invest on behalf of an ERISA plan is representing to us that (1) its purchase or holding of the notes is not a prohibited transaction under ERISA or Section 4975 of the Code, or (2) that it is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the notes or any interest in them which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the notes that its purchasing and holding will not violate the provisions of any similar law.

The sale of the notes to an ERISA plan or non-ERISA arrangement is not a representation by us to you or any other person associated with the sale that those securities meet any legal requirements for investments by those entities generally or any particular entities.

If you are the fiduciary of a pension plan or non-ERISA arrangement, or an insurance company that is providing investment advice or other features to a pension plan or other ERISA plan, and you propose to invest in the notes with the assets of the ERISA plan or a non-ERISA arrangement, you should consult your own legal counsel for further guidance.

Annex A

Historical S&P 500® Index Quarterly Performance

(December 1969 to September 2004)

The following table sets forth the value of the S&P 500® Index for the end of each of the calendar quarters beginning in the first calendar quarter of 1970 through the third quarter of 2004 and the percentage change over each period. The ending level of the S&P 500® Index for the fourth quarter of 1969 was 92.06. You cannot predict the future performance of the S&P 500® Index based on its historical performance, and no assurance can be given as to the performance of the S&P 500® Index during any period or at maturity of the notes. The results produced by the S&P 500® Index for these periods are not necessarily indicative of the results for any hypothetical period. Quarters that resulted in an increase in the level of the S&P 500® Index of at least 6.25% (the Return Cap) or greater are indicated in bold typeface below.

Period Ending	S&P 500® Index Value	Percentage Change
December 1969	92.06	N/A

March 1970	89.63	-2.64%

June 1970	72.72	-18.87%

September 1970	84.21	15.80%

December 1970	92.15	9.43%

March 1971	100.31	8.86%

June 1971	99.70	-0.61%

September 1971	98.34	-1.36%

December 1971	102.09	3.81%

March 1972	107.20	5.01%

June 1972	107.14	-0.06%

September 1972	110.55	3.18%

December 1972	118.05	6.78%

March 1973	111.52	-5.53%

June 1973	104.26	-6.51%

September 1973	108.43	4.00%

December 1973	97.55	-10.03%

March 1974	93.98	-3.66%

June 1974	86.00	-8.49%

September 1974	63.54	-26.12%

December 1974	68.56	7.90%

March 1975	83.36	21.59%

June 1975	95.19	14.19%

September 1975	83.87	-11.89%

December 1975	90.19	7.54%

March 1976	102.77	13.95%

June 1976	104.28	1.47%

September 1976	105.24	0.92%

December 1976	107.46	2.11%

March 1977	98.42	-8.41%

June 1977	100.48	2.09%

September 1977	96.53	-3.93%

December 1977	95.10	-1.48%

March 1978	89.21	-6.19%

June 1978	95.53	7.08%

September 1978	102.54	7.34%

Period Ending	S&P 500® Index Value	Percentage Change
December 1978	96.11	-6.27%

March 1979	101.59	5.70%

June 1979	102.91	1.30%

September 1979	109.32	6.23%

December 1979	107.94	-1.26%

March 1980	102.09	-5.42%

June 1980	114.24	11.90%

September 1980	125.46	9.82%

December 1980	135.76	8.21%

March 1981	136.00	0.18%

June 1981	131.21	-3.52%

September 1981	116.18	-11.45%

December 1981	122.55	5.48%

March 1982	111.96	-8.64%

June 1982	109.61	-2.10%

September 1982	120.42	9.86%

December 1982	140.64	16.79%

March 1983	152.96	8.76%

June 1983	168.11	9.90%

September 1983	166.07	-1.21%

December 1983	164.93	-0.69%

March 1984	159.18	-3.49%

June 1984	153.18	-3.77%

September 1984	166.10	8.43%

December 1984	167.24	0.69%

March 1985	180.66	8.02%

June 1985	191.85	6.19%

September 1985	182.08	-5.09%

December 1985	211.28	16.04%

March 1986	238.90	13.07%

June 1986	250.84	5.00%

September 1986	231.32	-7.78%

December 1986	242.17	4.69%

March 1987	291.70	20.45%

June 1987	304.00	4.22%

September 1987	321.83	5.87%

December 1987	247.08	-23.23%

March 1988	258.89	4.78%

June 1988	273.50	5.64%

September 1988	271.91	-0.58%

December 1988	277.72	2.14%

March 1989	294.87	6.18%

June 1989	317.98	7.84%

September 1989	349.15	9.80%

December 1989	353.40	1.22%

March 1990	339.94	-3.81%

June 1990	358.02	5.32%

September 1990	306.05	-14.52%

December 1990	330.22	7.90%

March 1991	375.22	13.63%

June 1991	371.16	-1.08%

September 1991	387.86	4.50%

December 1991	417.09	7.54%

March 1992	40369	-3.21%

Period Ending	S&P 500® Index Value	Percentage Change
June 1992	408.14	1.10%

September 1992	417.80	2.37%

December 1992	435.71	4.29%

March 1993	451.67	3.66%

June 1993	450.53	-0.25%

September 1993	458.93	1.86%

December 1993	466.45	1.64%

March 1994	445.77	-4.43%

June 1994	444.27	-0.34%

September 1994	462.71	4.15%

December 1994	459.27	-0.74%

March 1995	500.71	9.02%

June 1995	544.75	8.80%

September 1995	584.41	7.28%

December 1995	615.93	5.39%

March 1996	645.50	4.80%

June 1996	670.63	3.89%

September 1996	687.31	2.49%

December 1996	740.74	7.77%

March 1997	757.12	2.21%

June 1997	885.14	16.91%

September 1997	947.28	7.02%

December 1997	970.43	2.44%

March 1998	1,101.75	13.53%

June 1998	1,133.84	2.91%

September 1998	1,017.01	-10.30%

December 1998	1,229.23	20.87%

March 1999	1,286.37	4.65%

June 1999	1,372.71	6.71%

September 1999	1,282.71	-6.56%

December 1999	1,469.25	14.54%

March 2000	1,498.58	2.00%

June 2000	1,454.60	-2.93%

September 2000	1,436.51	-1.24%

December 2000	1,320.28	-8.09%

March 2001	1,160.33	-12.11%

June 2001	1,224.42	5.52%

September 2001	1,040.94	-14.99%

December 2001	1,148.08	10.29%

March 2002	1,147.39	-0.06%

June 2002	989.82	-13.73%

September 2002	815.28	-17.63%

December 2002	879.82	7.92%

March 2003	848.18	-3.60%

June 2003	974.50	14.89%

September 2003	995.97	2.20%

December 2003	1,111.92	11.64%

March 2004	1,126.21	1.29%

June 2004	1,140.84	1.30%

September 2004	1,114.58	-2.30%

Total Periods		139

Total number of periods with a quarterly increase greater than 6.25%		42

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PROSPECTUS

$30,000,000,000

Debt Securities, Warrants, Units, Preferred Stock,

Depositary Shares, and Common Stock

We may offer to sell up to $30,000,000,000, or the U.S. dollar equivalent, of:

•	debt securities;

•	warrants;

•	units, consisting of two or more securities in any combination;

•	preferred stock;

•	depositary shares, represented by fractional shares in preferred stock; and

•	common stock.

Our securities may be denominated in U.S. dollars or a foreign currency, currency unit, or composite currency. We also may issue common stock upon conversion, exchange, or exercise of any of the other securities listed above.

When we sell a particular series of securities, we will prepare a prospectus supplement describing the offering and terms of that series of securities. You should read this prospectus and that prospectus supplement carefully before you invest.

We may use this prospectus in the initial sale of the securities listed above. In addition, Banc of America Securities LLC, or any of our other affiliates, may use this prospectus in a market-making transaction in any of the securities listed above or similar securities after their initial sale. Unless you are informed otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Our debt securities are unsecured and are not savings accounts, deposits, or other obligations of a bank. Our securities are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and may involve investment risks.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 14, 2004

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. To fully understand the securities we may offer, you should read carefully:

•	this prospectus, which explains the general terms of the securities we may offer;

•	the attached prospectus supplement and any additional pricing supplement, which explain the specific terms of the particular securities we are offering, and which may change or update the information in this prospectus; and

•	the documents we refer you to in “Where You Can Find More Information” for information about us.

You should rely only on the information provided in this prospectus and in any supplement to this prospectus, including the information we incorporate by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of those documents.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

Bank of America Corporation

Bank of America Corporation is a Delaware corporation, a bank holding company, and a financial holding company. We provide a diversified range of banking and nonbanking financial services and products both domestically and internationally. Our headquarters is located at Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255, and our telephone number is (704) 386-5972.

The Securities We May Offer

We may offer the following securities from time to time:

•	debt securities;
•	warrants;
•	units, consisting of two or more securities in any combination;
•	preferred stock;
•	depositary shares, represented by fractional shares in preferred stock; and
•	common stock.

When we use the term “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we specifically state otherwise. This prospectus, including this summary, describes the general terms of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement that will describe the specific terms of those particular securities being offered, and will include a discussion of some of the United States federal income tax consequences and any risk factors or other special considerations applicable to those particular securities. The prospectus supplement also may add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before investing in any of the securities we may offer.

Debt Securities

Our debt securities may be either senior or subordinated obligations, which will be issued under separate indentures, or contracts, that we have with The Bank of New York, as trustee. The particular terms of each series of debt securities will be described in a prospectus supplement.

Warrants

We may offer two types of warrants:

•	warrants to purchase our debt securities; and
•	warrants to purchase or sell, or whose cash value is determined by reference to the performance, level, or value of, one or more of the following:
•	securities of one or more issuers, including our common or preferred stock, other securities described in this prospectus, or the debt or equity securities of third parties;
•	one or more currencies, currency units, or composite currencies;
•	one or more commodities;
•	any other financial, economic, or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and
•	one or more indices or baskets of the items described above.

For any warrants we may offer, we will describe in a prospectus supplement the underlying property, the expiration date, the exercise price or the manner of determining the exercise price, the amount and kind, or the manner of determining the amount and kind, of property to be delivered by you or us upon exercise, and any other specific terms of the warrants. We will issue warrants under warrant agreements that we will enter into with one or more warrant agents.

Units

We may offer units consisting of two or more securities. We will describe in a prospectus supplement the particular securities that comprise each unit, whether or not the particular securities will be separable and, if they will be separable, the terms on which they will be separable, a description of the provisions for the payment, settlement, transfer, or exchange of the units, and any other specific terms of the units. We will issue units under unit agreements that we will enter into with one or more unit agents.

Preferred Stock and Depositary Shares

We may offer preferred stock, par value $.01 per share, in one or more series. We will describe in a prospectus supplement the specific designation, the aggregate number of shares offered, the dividend rate, if any, and periods or manner of calculating the dividend rate and periods, the terms on which the preferred stock are convertible into shares of our common stock, preferred stock of another series, or other securities, if any, the redemption terms, if any, and any other specific terms of our preferred stock.

We also may issue depositary receipts evidencing depositary shares, each of which will represent fractional shares of preferred stock, rather than full shares of preferred stock. We will describe in a prospectus supplement any specific terms of the depositary shares. We will issue the depositary shares under deposit agreements between us and one or more depositories.

Form of Securities

We will issue the securities in book-entry only form through one or more depositories, such as The Depository Trust Company, Euroclear Bank S.A./N.V., or Clearstream Banking, société anonyme, Luxembourg, named in the prospectus supplement. The securities will be represented by a global security rather than a certificate in the name of each individual investor. Unless stated otherwise, each sale of securities will settle in immediately available funds through the specified depository.

A global security may be exchanged for actual notes or certificates registered in the names of the beneficial owners only if:

•	the depository notifies us that it is unwilling or unable to continue as depository for the global securities or we become aware that the depository is no longer qualified as a clearing agency, and we fail to appoint a successor to the depository within 60 calendar days;
•	we, in our sole discretion, determine that the global securities will be exchangeable for certificated securities; or
•	an event of default has occurred and is continuing with respect to the securities under the applicable indenture or agreement.

Payment Currencies

Unless the prospectus supplement states otherwise, all amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars.

Listing

We will state in the prospectus supplement whether the particular securities that we will offer will be listed or quoted on a securities exchange or quotation system.

Distribution

We may offer the securities in four ways:

•	through underwriters;
•	through dealers;
•	through agents; or
•	directly to purchasers.

Banc of America Securities LLC, or any of our other affiliates, may be an underwriter, dealer, or agent for us. These securities will be offered in connection with their initial issuance or in market-making transactions by our affiliates after their initial issuance and sale. The aggregate offering price specified on the cover of this prospectus relates only to the securities that we have not yet issued as of the date of this prospectus.

BANK OF AMERICA CORPORATION

General

Bank of America Corporation is a Delaware corporation, a bank holding company, and a financial holding company. Bank of America Corporation was incorporated in 1998 as part of the merger of BankAmerica Corporation with NationsBank Corporation. We provide a diversified range of banking and nonbanking financial services and products in 29 states and the District of Columbia and in selected international markets. We provide services and products through four business segments: (1) Consumer and Small Business, (2) Commercial Banking, (3) Global Corporate and Investment Banking, and (4) Wealth and Investment Management.

On October 27, 2003, we entered into an Agreement and Plan of Merger with FleetBoston Financial Corporation, or “FleetBoston,” providing for the merger of FleetBoston with and into us (the “FleetBoston Merger”). The FleetBoston Merger closed on April 1, 2004, and we were the surviving corporation in the transaction. Following the FleetBoston Merger, our principal banking subsidiaries are Bank of America, N.A. and Fleet National Bank (the “Banks”).

Acquisitions and Sales

As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other businesses of a type eligible for financial holding company ownership or control. In addition, we regularly analyze the values of, and submit bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. We also regularly consider the potential disposition of certain of our assets, branches, subsidiaries, or lines of businesses. As a general rule, we publicly announce any material acquisitions or dispositions when a definitive agreement has been reached.

USE OF PROCEEDS

Unless we describe a different use in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes include:

•	our working capital needs;

•	investments in, or extensions of credit to, our banking and nonbanking subsidiaries;

•	the possible acquisitions of other financial institutions or their assets;

•	the possible acquisitions of, or investments in, other businesses of a type we are permitted to acquire under applicable law;

•	the possible reduction of our outstanding indebtedness; and

•	the possible repurchase of our outstanding equity securities.

Until we designate the use of these net proceeds, we will invest them temporarily. From time to time, we may engage in additional capital financings as we determine appropriate based on our needs and prevailing market conditions. These additional capital financings may include the sale of other securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The consolidated ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividend requirements for (a) us for each of the years in the five-year period ended December 31, 2003; and (b) us and FleetBoston prepared using unaudited pro forma condensed combined financial information of us and FleetBoston as of December 31, 2003, are as follows:

	Year Ended December 31,					Unaudited Pro Forma Bank of America/ FleetBoston Combined– December 31, 2003(1)
	2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	3.8	3.1	2.1	1.8	2.2	3.9
Including interest on deposits	2.5	2.1	1.6	1.5	1.6	2.5
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends Requirements:
Excluding interest on deposits	3.8	3.1	2.1	1.8	2.2	3.9
Including interest on deposits	2.5	2.1	1.5	1.5	1.6	2.5

(1)	The pro forma information assumes that we had been combined with FleetBoston on
January 1, 2003, on a purchase accounting basis. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information” included in our Form 8-K/A filed April 14, 2004.

•	The consolidated ratio of earnings to fixed charges is calculated as follows:

(net income before taxes and fixed charges – equity in undistributed earnings of unconsolidated subsidiaries)

fixed charges

•	The consolidated ratio of earnings to combined fixed charges and preferred stock dividends is calculated as follows:

(net income before taxes and fixed charges – equity in undistributed earnings of unconsolidated subsidiaries)

(fixed charges + preferred stock dividend requirements)

Fixed charges consist of:

•	interest expense, which we calculate excluding interest on deposits in one case and including that interest in the other;

•	amortization of debt discount and appropriate issuance costs; and

•	one-third (the amount deemed to represent an appropriate interest factor) of net rent expense under lease commitments.

Preferred stock dividend requirements represent dividend requirements on our outstanding preferred stock adjusted to reflect the pre-tax earnings that would be required to cover those dividend requirements.

REGULATORY MATTERS

The following discussion describes elements of an extensive regulatory framework applicable to bank holding companies, financial holding companies, and banks, as well as specific information about us and our subsidiaries. Federal regulation of banks, bank holding companies, and financial holding companies is intended primarily for the protection of depositors and the Bank Insurance Fund rather than for the protection of securityholders and creditors.

General

As a registered bank holding company and a financial holding company, we are subject to the supervision of, and to regular inspection by, the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board.” Our banking subsidiaries are organized predominantly as national banking associations, which are subject to regulation, supervision, and examination by the Office of the Comptroller of the Currency, or the “Comptroller,” the Federal Deposit Insurance Corporation, or the “FDIC,” the Federal Reserve Board, and other federal and state regulatory agencies. In addition to banking laws, regulations, and regulatory agencies, we and our subsidiaries and affiliates are subject to the laws and regulations of both the federal government and the states and counties in which they conduct business and supervision and examination by the Securities and Exchange Commission, or the “SEC,” the New York Stock Exchange, or the “NYSE,” the National Association of Securities Dealers, Inc., and other regulatory agencies, all of which directly or indirectly affect our operations and management and our ability to make distributions to stockholders.

A financial holding company, and the non-bank companies under its control, are permitted to engage in activities considered “financial in nature” as defined by the Gramm-Leach-Bliley Act and Federal Reserve Board interpretations (including, without limitation, insurance and securities activities), and therefore may engage in a broader range of activities than permitted for bank holding companies and their subsidiaries. A financial holding company may engage directly or indirectly in activities considered financial in nature, either de novo or by acquisition, provided the financial holding company gives the Federal Reserve Board after-the-fact notice of the new activities. The Gramm-Leach-Bliley Act also permits national banks, such as our banking subsidiaries, to engage in activities considered financial in nature through a financial subsidiary, subject to certain conditions and limitations and with the approval of the Comptroller.

Interstate Banking

Bank holding companies (including bank holding companies that also are financial holding companies) also are required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank which is not already majority-owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, a bank holding company may acquire banks in states other than its home state without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, after the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and no more than 30% or such lesser or greater amount set by state law of such deposits in that state.

Subject to certain restrictions, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 also authorizes banks to merge across state lines to create interstate branches. This act also permits a bank to open new branches in a state in which it does not already have banking operations if such state enacts a law permitting de novo branching.

Changes in Regulations

Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures, and before the various bank regulatory agencies. The likelihood and timing of any proposals or legislation and the impact they might have on us and our subsidiaries cannot be determined at this time.

Capital and Operational Requirements

The Federal Reserve Board, the Comptroller, and the FDIC have issued regulatory capital guidelines for United States banking organizations. Failure to meet the capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a material effect on our financial statements. At December 31, 2003, we, as well as Bank of America, N.A., were classified as well-capitalized under this regulatory framework.

The regulatory capital guidelines measure capital in relation to the credit and market risks of both on- and off-balance sheet items using various risk weights. Under the regulatory capital guidelines, total capital consists of three tiers of capital. Tier 1 capital includes common shareholders’ equity, trust preferred securities, minority interests, and qualifying preferred stock, less goodwill and other adjustments. Tier 2 capital consists of preferred stock not qualifying as Tier 1 capital, mandatory convertible debt, limited amounts of subordinated debt, other qualifying term debt, the allowance for credit losses up to 1.25% of risk-weighted assets and other adjustments. Tier 3 capital includes subordinated debt that is unsecured, fully paid, has an original maturity of at least two years, is not redeemable before maturity without prior approval by the Federal Reserve Board and includes a lock-in clause precluding payment of either interest or principal if the payment would cause the issuing bank’s risk-based capital ratio to fall or remain below the required minimum. Tier 3 capital can only be used to satisfy our market risk capital requirement and may not be used to support our credit risk requirement. At December 31, 2003, we had no subordinated debt that qualified as Tier 3 capital.

The capital treatment of trust preferred securities currently is under review by the Federal Reserve Board due to the issuing trust companies being deconsolidated under Financial Accounting Standards Board Interpretation 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46). Depending on the capital treatment resolution, trust preferred securities may no longer qualify for Tier 1 capital treatment, but instead would qualify for Tier 2 capital. On July 2, 2003, the Federal Reserve Board issued a Supervision and Regulation Letter requiring that bank holding companies continue to follow the current instructions for reporting trust preferred securities in their regulatory reports. Accordingly, we will continue to report trust preferred securities in Tier 1 capital until further notice from the Federal Reserve Board. On September 2, 2003, the Federal Reserve Board and other regulatory agencies issued the Interim Final Capital Rule for Consolidated Asset-Backed Commercial Paper Program Assets. This interim rule allows companies to exclude from risk-weighted assets the newly consolidated assets of asset-backed commercial paper programs required by FIN 46, when calculating Tier 1 and total risk-based capital ratios through March 31, 2004.

To meet minimum, adequately capitalized regulatory requirements, an institution must maintain a Tier 1 capital ratio of 4% and a total capital ratio of 8%. A well-capitalized institution must generally maintain capital ratios 100 to 200 basis points higher than the minimum guidelines. The risk-based capital rules have been further supplemented by a leverage ratio, defined as Tier 1 capital divided by quarterly average total assets, after certain adjustments. The leverage ratio guidelines establish a minimum of 100 to 200 basis points above 3%. Banking organizations must maintain a leverage capital ratio of at least 5% to be classified as well-capitalized. As of December 31, 2003, we were classified as “well-capitalized” for regulatory purposes, the highest classification. As of December 31, 2003, our Tier 1 capital, total risk-based capital, and leverage ratio under these guidelines were 7.85%, 11.87% and 5.73%, respectively.

Net unrealized gains (losses) on available-for-sale debt securities, net unrealized gains on marketable equity securities and net unrealized gains (losses) on derivatives included in shareholders’ equity at December 31, 2003 are excluded from the calculations of Tier 1 capital, total capital, and leverage ratios.

The Federal Deposit Insurance Corporation Improvement Act of 1991, among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and requires the respective federal regulatory agencies to implement systems for “prompt corrective action” for insured depository institutions that do not meet minimum capital requirements within such categories. This act imposes progressively more restrictive constraints on operations, management, and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An “undercapitalized” bank must develop a capital restoration plan and its parent holding company must guarantee that bank’s compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of (1) 5% of the bank’s total assets at the time it became “undercapitalized” or (2) the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent’s general unsecured creditors. In addition, this act requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality, and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by this act, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a “well capitalized” institution must have (1) a Tier 1 risk-based capital ratio of at least 6%, (2) a total risk-based capital ratio of at least 10%, (3) a leverage ratio of at least 5%, and (4) not be subject to a capital directive order. Under these guidelines, each of our banking subsidiaries is considered well capitalized as of December 31, 2003. In order for us to continue to qualify as a financial holding company, each of our banking subsidiaries must remain well capitalized.

Regulators also must take into consideration (1) concentrations of credit risk; (2) interest rate risk (when the interest rate sensitivity of an institution’s assets does not match the sensitivity of its liabilities or its off-balance-sheet position); and (3) risks from non-traditional activities, as well as an institution’s ability to manage those risks, when determining the adequacy of an institution’s capital. This evaluation will be made as a part of the institution’s regular safety and soundness examination. In addition, we and any of our banking subsidiaries with significant trading activity must incorporate a measure for market risk in our regulatory capital calculations.

Distributions

Our funds for payment of our indebtedness, including the debt securities, are derived from a variety of sources, including cash and temporary investments. However, the primary source of these funds is dividends received from our banking subsidiaries. Each of our banking subsidiaries is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine when, and under what circumstances, to prohibit a bank or bank holding company from paying dividends under its safety and soundness examination.

In addition, the ability of our banking subsidiaries to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under the Federal Deposit Insurance Corporation Improvement Act of 1991, as described above. Our right, and the right of our stockholders and creditors, to participate in any distribution of the assets or earnings of our subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

Source of Strength

According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC—either as a result of default of a banking subsidiary or related to FDIC assistance provided to a subsidiary in danger of default—the other banking subsidiaries may be assessed for the FDIC’s loss, subject to certain exceptions.

DESCRIPTION OF DEBT SECURITIES

We will issue any senior debt securities under an Indenture dated as of January 1, 1995 (as supplemented, the “Senior Indenture”) between us and The Bank of New York, as successor trustee to U.S. Bank Trust National Association, as successor trustee to BankAmerica National Trust Company. We will issue any subordinated debt securities under an Indenture dated as of January 1, 1995 (as supplemented, the “Subordinated Indenture”) between us and The Bank of New York, as trustee. We refer to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures.” The trustee under each of the Indentures has two principal functions:

•	First, the trustee can enforce your rights against us if we default. However, there are limitations on the extent to which the trustee may act on your behalf.

•	Second, the trustee performs administrative duties for us, including sending you notices.

The following summaries of the Indentures are not complete and are qualified in their entirety by the specific provisions of the applicable Indentures, which are exhibits to the registration statement and are incorporated in this prospectus by reference. Whenever defined terms are used, but not defined in this prospectus, the terms have the meanings given to them in the Indentures.

General

The total amount of securities that we may offer and sell using this prospectus is limited to the aggregate initial offering price of the securities registered under the registration statement. Neither Indenture limits the amount of debt securities that we may issue.

Any debt securities we issue will be our direct unsecured obligations and will not be obligations of our subsidiaries. Each series of our senior debt securities will rank equally with all of our other unsecured senior indebtedness that is outstanding from time to time. Each series of our subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness that is outstanding from time to time.

We will issue our debt securities in fully registered form without coupons. Our debt securities may be denominated in U.S. dollars or in another currency or currency unit. Any debt securities that are denominated in U.S. dollars will be issued in denominations of $1,000 or a multiple of $1,000 unless otherwise provided in the prospectus supplement. If any of the debt securities are denominated in a foreign currency, currency unit, or composite currency, or if principal, any premium, interest, or any other amounts payable on any of the debt securities is payable in any foreign currency, currency unit, or composite currency, the authorized denominations, as well as any investment considerations, risk factors, restrictions, tax consequences, specific terms, and other information relating to that issue of debt securities and the particular foreign currency, currency unit, or composite currency will be stated in the prospectus supplement.

We may issue our debt securities in one or more series with the same or different maturities. We may issue our debt securities at a price lower than their stated principal amount or lower than their minimum guaranteed repayment amount at maturity (each, an “Original Issue Discount Security”). Original Issue Discount Securities may bear no interest or may bear interest at a rate which at the time of issuance is below market rates. Some of our debt securities may be deemed to be issued with original issue discount for United States federal income tax purposes. If we issue debt securities with original issue discount, we will discuss the United States federal income tax implications in the prospectus supplement.

Each prospectus supplement will describe the terms of any debt securities we issue, which may include the following:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the minimum denominations;

•	the percentage of the stated principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the person to whom interest is payable, if other than the owner of the debt securities;

•	the maturity date or dates;

•	the interest rate or rates, which may be fixed or variable, and the method used to calculate that interest;

•	any index used to determine the amounts of any payments on the debt securities and the manner in which those amounts will be determined;

•	the interest payment dates, the regular record dates for the interest payment dates, and the date interest will begin to accrue;

•	the place or places where payments on the debt securities may be made and the place or places where the debt securities may be presented for registration of transfer or exchange;

•	any date or dates after which the debt securities may be redeemed, repurchased, or repaid in whole or in part at our option or the option of the holder and the periods, prices, terms, and conditions of that redemption, repurchase, or repayment;

•	if other than the full principal amount, the portion of the principal amount of the debt securities that will be payable if their maturity is accelerated;

•	the currency of principal, any premium, interest, and any other amounts payable on the debt securities, if other than U.S. dollars;

•	if the debt securities will be issued in other than book-entry form;

•	the identification of or method of selecting any interest rate calculation agents, exchange rate agents, or any other agents for the debt securities;

•	any provisions for the discharge of our obligations relating to the debt securities by the deposit of funds or U.S. government obligations;

•	any provision relating to the extension or renewal of the maturity date of the debt securities;

•	whether the debt securities will be listed on any securities exchange; and

•	any other terms of the debt securities that are permitted under the applicable Indenture.

As a holding company, we own most of our assets and conduct substantially all of our operations through subsidiaries. Our ability to make payments of principal, any premium, interest, and any other amounts on the debt securities may be affected by the ability of our banking and nonbanking subsidiaries to pay dividends. Their ability, as well as our ability, to pay dividends in the future is and could be influenced by bank regulatory requirements and capital guidelines. See “Regulatory Matters.”

In addition, claims of holders of debt securities generally will have a junior position to claims of creditors of our subsidiaries including, in the case of our banking subsidiaries, their depositors.

Neither Indenture contains provisions protecting holders against a decline in our credit quality resulting from takeovers, recapitalizations, the incurrence of additional indebtedness, or restructuring. If our credit quality declines as a result of an event of this type, or otherwise, the ratings of any debt securities then outstanding may be withdrawn or downgraded.

No Sinking Fund

Unless stated otherwise in the prospectus supplement, our debt securities will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the debt securities.

Redemption

The prospectus supplement will indicate whether we may redeem the debt securities prior to their maturity date. If we may redeem the debt securities prior to maturity, the prospectus supplement will indicate the redemption price and the method for redemption.

Repayment

The prospectus supplement will indicate whether the debt securities can be repaid at the holder’s option prior to their maturity date. If the debt securities may be repaid prior to maturity, the prospectus supplement will indicate our cost to repay the debt securities and the procedure for repayment.

Repurchase

We, or our affiliates, may repurchase debt securities from investors who are willing to sell them from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. We, or our affiliates, have the discretion to hold or resell any repurchased debt securities. We also have the discretion to cancel any repurchased debt securities.

Reopenings

We have the ability to “reopen” a series of our debt securities. This means that we can increase the principal amount of a series of our debt securities by selling additional debt securities with the same terms. We may do so without notice to the existing holders of securities of that series. However, any new securities of this kind may begin to bear interest at a different date.

Conversion

We may issue debt securities that are convertible, at either our option or the holder’s option, into our preferred stock, depositary shares, common stock, or other debt securities. The prospectus supplement will describe the terms of any conversion features, including:

•	the periods during which conversion may be elected;

•	the conversion price payable and the number of shares or amount of preferred stock, depositary shares, common stock, or other debt securities that may be issued upon conversion, and any adjustment provisions; and

•	the procedures for electing conversion.

Exchange, Registration, and Transfer

Subject to the terms of the applicable Indenture, debt securities of any series, other than debt securities issued in book-entry form, may be exchanged at the option of the holder for other debt securities of the same series and of an equal aggregate principal amount and type in any authorized denominations.

Debt securities may be presented for registration of transfer at the office of the security registrar or at the office of any transfer agent that we designate and maintain. The prospectus supplement will include the name of the security registrar and the transfer agent. The security registrar or the transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. We may change the security registrar or the transfer agent or approve a change in the location through which any security registrar or transfer agent acts at any time, except that we will be required to maintain a security registrar and transfer agent in each place of payment for each series of debt securities. At any time, we may designate additional transfer agents for any series of debt securities.

We will not be required to (1) issue, exchange, or register the transfer of any debt security of any series to be redeemed for a period of 15 days before those debt securities were selected for redemption, or (2) exchange or register the transfer of any debt security that was selected, called, or is being called for redemption, except the unredeemed portion of any debt security being redeemed in part.

For a discussion of restrictions on the exchange, registration, and transfer of global securities, see “Registration and Settlement.”

Payment and Paying Agents

The principal, any premium, interest, and any other amounts payable on our debt securities will be paid at the offices of the paying agents we designate from time to time. In addition, at our option, payment of any interest may be made by check mailed to the address of the holder as recorded in the security register. On any interest payment date, interest on a debt security generally will be paid to the person in whose name the debt security is registered at the close of business on the regular record date for that payment. For a discussion of payment of principal, any premium, interest, or other payment on global securities, see “Registration and Settlement.”

We initially have designated the principal corporate trust offices of the trustees in New York City as the places where the debt securities may be presented for payment. We may change paying agents or the designated payment office at any time. Any other paying agents for our debt securities of each series will be named in the prospectus supplement.

Subordination

Our subordinated debt securities are subordinated in right of payment to all of our senior indebtedness. The Subordinated Indenture defines “senior indebtedness” as any indebtedness for money borrowed, including all of our indebtedness for borrowed and purchased money, all of our obligations arising from off-balance sheet guarantees and direct credit substitutes, and our obligations associated with derivative products such as interest and foreign exchange rate contracts and commodity contracts, that were outstanding on the date we executed the Subordinated Indenture, or were created, incurred, or assumed after that date and all deferrals, renewals, extensions, and refundings of that indebtedness or obligations, unless the instrument creating or evidencing the indebtedness provides that the indebtedness is subordinate in right of payment to any of our other indebtedness. Each prospectus supplement for a series of subordinated debt securities will indicate the aggregate amount of our senior indebtedness outstanding at that time and any limitation on the issuance of additional senior indebtedness.

If there is a default or event of default on any senior indebtedness that is not remedied and we and the trustee of the Subordinated Indenture receive notice of this default from the holders of at least 10% in principal amount of any kind or category of any senior indebtedness or if the trustee of the Subordinated Indenture receives this notice from us, we will not be able to make any principal, premium, interest, or other payments on the subordinated debt securities or repurchase our subordinated debt securities.

If we repay any subordinated debt security before the required date or in connection with a distribution of our assets to creditors pursuant to a dissolution, winding up, liquidation, or reorganization, any principal, premium, interest, or other payment will be paid to holders of senior indebtedness before any holders of subordinated indebtedness are paid. In addition, if any amounts previously were paid to the holders of subordinated debt or the trustee of the Subordinated Indenture, the holders of senior debt shall have first rights to the amounts previously paid.

Upon payment in full of all our senior indebtedness, the holders of our subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness to receive payments or distributions of our assets.

Sale or Issuance of Capital Stock of Banks

The Senior Indenture prohibits the issuance, sale, or other disposition of capital stock, or securities convertible into or options, warrants, or rights to acquire capital stock, of any Principal Subsidiary Bank (as defined below) or of any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants, or rights to acquire capital stock, of any Principal Subsidiary Bank, with the following exceptions:

•	sales of directors’ qualifying shares;

•	sales or other dispositions for fair market value, if, after giving effect to the disposition and to conversion of any shares or securities convertible into capital stock of a Principal Subsidiary Bank, we would own at least 80% of each class of the capital stock of that Principal Subsidiary Bank;

•	sales or other dispositions made in compliance with an order of a court or regulatory authority of competent jurisdiction;

•	any sale by a Principal Subsidiary Bank of additional shares of its capital stock, securities convertible into shares of its capital stock, or options, warrants, or rights to subscribe for or purchase shares of its capital stock, to its stockholders at any price, so long as before that sale we owned, directly or indirectly, securities of the same class and immediately after the sale, we owned, directly or indirectly, at least as great a percentage of each class of securities of the Principal Subsidiary Bank as we owned before the sale of additional securities; and

•	any issuance of shares of capital stock, or securities convertible into or options, warrants, or rights to subscribe for or purchase shares of capital stock, of a Principal Subsidiary Bank or any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants, or rights to acquire capital stock, of any Principal Subsidiary Bank, to us or our wholly owned subsidiary.

A “Principal Subsidiary Bank” is defined in the Senior Indenture as any bank with total assets equal to more than 10% of our total consolidated assets. As of the date of this prospectus, Bank of America, N.A. and Fleet National Bank are our only Principal Subsidiary Banks.

Waiver of Covenants

The holders of a majority in principal amount of the debt securities of all affected series then outstanding under the Indenture may waive compliance with some of the covenants or conditions of that Indenture.

Modification of the Indentures

We and the applicable trustee may modify the Indenture with the consent of the holders of at least 66 2/3% of the aggregate principal amount of all series of debt securities under that Indenture affected by the modification. However, no modification may extend the fixed maturity of, reduce the principal amount or redemption premium of, or reduce the rate of or extend the time of payment of interest on, any debt security without the consent of each holder affected by the modification. No modification may reduce the percentage of debt securities which is required to consent to modification without the consent of all holders of the debt securities outstanding.

In addition, we and the trustee may execute supplemental indentures in some circumstances without the consent of any holders of outstanding debt securities.

For purposes of determining the aggregate principal amount of the debt securities outstanding at any time in connection with any request, demand, authorization, direction, notice, consent, or waiver under the applicable Indenture, (1) the principal amount of an Original Issue Discount Security is that amount that would be due and payable at that time upon an event of default, and (2) the principal amount of a debt security denominated in a foreign currency or currency unit is the U.S. dollar equivalent on the date of original issuance of the debt security.

Meetings and Action by Securityholders

The trustee may call a meeting in its discretion, or upon request by us or the holders of at least 10% in principal amount of a series of outstanding debt securities, by giving notice. If a meeting of holders is duly held, any resolution raised or decision taken in accordance with the Indenture will be binding on all holders of debt securities of that series.

Defaults and Rights of Acceleration

The Senior Indenture defines an event of default for a series of senior debt securities as any one of the following events:

•	our failure to pay principal or any premium when due on any securities of that series;

•	our failure to pay interest on any securities of that series, within 30 calendar days after the interest becomes due;

•	our breach of any of our other covenants contained in the senior debt securities of that series or in the Senior Indenture, that is not cured within 90 calendar days after written notice to us by the trustee of the Senior Indenture, or to us and the trustee of the Senior Indenture by the holders of at least 25% in principal amount of all senior debt securities then outstanding under the Senior Indenture and affected by the breach; and

•	specified events involving our bankruptcy, insolvency, or liquidation.

The Subordinated Indenture defines an event of default only as our bankruptcy under United States federal bankruptcy laws.

If an event of default occurs and is continuing, either the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal amount, or, if the debt securities are Original Issue Discount Securities, a specified portion of the principal amount, of all debt securities of that series to be due and payable immediately. The holders of a majority in principal amount of the debt securities then outstanding or of the series affected, in some circumstances, may annul the declaration of acceleration and waive past defaults.

Payment of principal of the subordinated debt securities may not be accelerated in the case of a default in the payment of principal, any premium, interest, or any other amounts or the performance of any of our other covenants.

Collection of Indebtedness

If we fail to pay principal of, or any premium on, any debt securities, or if we are over 30 calendar days late on an interest payment on the debt securities, the appropriate trustee can demand that we pay to it, for the benefit of the holders of those debt securities, the amount which is due and payable on those debt securities, including any interest incurred because of our failure to make that payment. If we fail to pay the required amount on demand, the trustee may take appropriate action, including instituting judicial proceedings against us. In addition, a holder also may file suit to enforce our obligation to make payment of principal, any premium, interest, or other amounts due on any debt security regardless of the actions taken by the trustee.

The holders of a majority in principal amount of the debt securities then outstanding under an Indenture may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee under that Indenture, but the trustee will be entitled to receive from the holders a reasonable indemnity against expenses and liabilities.

We are required periodically to file with the trustees a certificate stating that we are not in default under any of the terms of the Indentures.

Notices

We will provide the holders with any required notices by first-class mail to the addresses of the holders as they appear in the security register.

Concerning the Trustees

We and our subsidiaries have from time to time maintained deposit accounts and conducted other banking transactions with The Bank of New York and its affiliated entities in the ordinary course of business. The Bank of New York also serves as trustee for several series of our outstanding indebtedness under other indentures.

DESCRIPTION OF WARRANTS

General

We may issue warrants that are either debt warrants or universal warrants. We may offer warrants separately or together with any of our other securities, including other warrants and units, consisting of two or more securities in any combination, as described under the heading “Description of Units.”

We may issue warrants in any amounts or in as many distinct series as we determine. We will issue each series of warrants under a warrant agreement with a warrant agent designated in the prospectus supplement. We will describe in the prospectus supplement the specific terms of the warrants. When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement.

Description of Debt Warrants

Debt warrants are rights for the purchase of debt securities. Debt warrants may be issued independently or together with any of our other securities and may be attached to, or separate from, our other securities. Any debt warrant agreement will be filed as an exhibit to or incorporated by reference in the registration statement.

If debt warrants are offered, the prospectus supplement will describe the terms of the debt warrants and the warrant agreement relating to the debt warrants, including the following:

•	the offering price;

•	the designation, aggregate stated principal amount, and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the currency, currency unit, or composite currency in which the price for the debt warrants is payable;

•	if applicable, the designation and terms of the debt securities with which the debt warrants are issued, and the number of debt warrants issued with each security;

•	if applicable, the date on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which, and the currency, currency units, or composite currency based on or relating to currencies in which, the principal amount of debt securities may be purchased upon exercise;

•	the dates the right to exercise the debt warrants will commence and expire and, if the debt warrants are not continuously exercisable, any dates on which the debt warrants are not exercisable;

•	any circumstances that will cause the debt warrants to be deemed to be automatically exercised;

•	if applicable, a discussion of some of the United States federal income tax consequences;

•	whether the debt warrants or related securities will be listed on any securities exchange;

•	whether the debt warrants will be issued in global or certificated form;

•	the name of the warrant agent;

•	a description of the terms of any warrant agreement to be entered into between us and a bank or trust company, as warrant agent, governing the debt warrants; and

•	any other terms of the debt warrants which are permitted under the debt warrant agreement.

Description of Universal Warrants

Universal warrants are rights for the purchase or sale of, or whose cash value is determined by reference to the performance, level, or value of, one or more of the following:

•	securities of one or more issuers, including our common or preferred stock or other securities described in this prospectus or the debt or equity securities of third parties;

•	one or more currencies or currency units;

•	one or more commodities;

•	any other financial, economic, or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and

•	one or more indices or baskets of the items described above.

We refer to each type of property described above as “warrant property.”

We may satisfy our obligations, if any, and the holder of a universal warrant may satisfy its obligations, if any, with respect to any universal warrants by delivering:

•	the warrant property;

•	the cash value of the warrant property; or

•	the cash value of the warrants determined by reference to the performance, level, or value of the warrant property.

The prospectus supplement will describe what we may deliver to satisfy our obligations, if any, and what the holder of a universal warrant may deliver to satisfy its obligations, if any, with respect to any universal warrants.

Universal warrants may be issued independently or together with other securities offered by any prospectus supplement and may be attached to or separate from the other securities. Any universal warrant agreement will be filed as an exhibit to or incorporated by reference in the registration statement.

If universal warrants are offered, the prospectus supplement will describe the terms of the universal warrants and the warrant agreement, including the following:

•	the offering price;

•	the title and aggregate number of the universal warrants;

•	the nature and amount of the warrant property that the universal warrants represent the right to buy or sell;

•	whether the universal warrants are put warrants or call warrants, including in either case whether the warrants may be settled by means of net cash settlement or cashless exercise;

•	the price at which the warrant property may be purchased or sold, the currency, and the procedures and conditions relating to exercise;

•	whether the exercise price of the universal warrant may be paid in cash or by exchange of the warrant property or both, the method of exercising the universal warrants, and whether settlement will occur on a net basis or a gross basis;

•	the dates on which the right to exercise the universal warrants will commence and expire;

•	if applicable, a discussion of some of the United States federal income tax consequences;

•	whether the universal warrants or underlying securities will be listed on any securities exchange;

•	whether the universal warrants will be issued in global or certificated form;

•	the name of the warrant agent;

•	a description of the terms of any warrant agreement to be entered into between us and a bank or trust company, as warrant agent, governing the universal warrants; and

•	any other terms of the universal warrants which are permitted under the warrant agreement.

Modification

We and the warrant agent may amend the terms of any warrant agreement and the warrants without the consent of the holders of the warrants to cure any ambiguity, to correct any inconsistent provision, or in any other manner we deem necessary or desirable and which will not affect adversely the interests of the holders. In addition, we may amend the warrant agreement and the terms of the warrants with the consent of the holders of a majority of the outstanding unexercised warrants affected. However, any modification to the warrants cannot change the exercise price, reduce the amounts receivable upon exercise, cancellation, or expiration, shorten the time period during which the warrants may be exercised, or otherwise materially and adversely affect the rights of the holders of the warrants or reduce the percentage of outstanding warrants required to modify or amend the warrant agreement or the terms of the warrants, without the consent of the affected holders.

Enforceability of Rights of Warrantholders; Governing Law

The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency or trust with the holders of the warrants. Any record holder or beneficial owner of a warrant, without anyone else’s consent, may enforce by appropriate legal action, on his or her own behalf, his or her right to exercise the warrant in accordance with its terms. A holder of a warrant will not be entitled to any of the rights of a holder of the debt securities or other securities or warrant property purchasable upon the exercise of the warrant, including any right to receive payments on those securities or warrant property or to enforce any covenants or rights in the relevant indenture or any other agreement, before exercising the warrant.

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee under the Trust Indenture Act of 1939. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act of 1939 with respect to their warrants.

Unsecured Obligations

Any warrants we issue will be our unsecured contractual obligations. Claims of holders of our warrants generally will have a junior position to claims of creditors of our subsidiaries including, in the case of our banking subsidiaries, their depositors.

DESCRIPTION OF UNITS

General

We may issue units consisting of one or more securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

If units are offered, the prospectus supplement will describe the terms of the units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may or may not be held or transferred separately;

•	the name of the unit agent;

•	a description of the terms of any unit agreement to be entered into between us and a bank or trust company, as unit agent, governing the units;

•	whether the units will be listed on any securities exchange; and

•	a description of the provisions for the payment, settlement, transfer, or exchange of the units.

Modification

We and the unit agent may amend the terms of any unit agreement and the units without the consent of the holders to cure any ambiguity, to correct any inconsistent provision, or in any other manner we deem necessary or desirable and which will not affect adversely the interests of the holders. In addition, we may amend the unit agreement and the terms of the units with the consent of the holders of a majority of the outstanding unexpired units affected. However, any modification to the units that materially and adversely affects the rights of the holders of the units, or reduces the percentage of outstanding units required to modify or amend the unit agreement or the terms of the units, requires the consent of the affected holders.

Enforceability of Rights of Unitholders; Governing Law

The unit agent will act solely as our agent and will not assume any obligation or relationship of agency or trust with the holders of the units. Except as described below, any record holder of a unit, without anyone else’s consent, may enforce his or her rights as holder under any security included in the unit, in accordance with the terms of the included security and the Indenture, warrant agreement, or unit agreement under which that security is issued. Those terms are described in other sections of this prospectus relating to debt securities and warrants.

Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce his or her rights, including any right to bring legal action, with respect to those units or any included securities, other than debt securities. Limitations of this kind will be described in the prospectus supplement.

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee under the Trust Indenture Act of 1939. Therefore, holders of units issued under a unit agreement will not have the protection of the Trust Indenture Act of 1939 with respect to their units.

Unsecured Obligations

The units are our unsecured contractual obligations. Claims of holders of our units generally will have a junior position to claims of creditors of our subsidiaries including, in the case of our banking subsidiaries, their depositors.

DESCRIPTION OF PREFERRED STOCK

General

We have 100,000,000 shares of preferred stock, par value $.01 per share, authorized and may issue the preferred stock in one or more series, each with the preferences, designations, limitations, conversion rights, and other rights as we may determine. We have designated:

(a) 3,000,000 shares of ESOP Convertible Preferred Stock, Series C (the “ESOP Preferred Stock”), of which 1,231,824 shares were issued and outstanding at April 1, 2004;

(b) 35,045 shares of 7% Cumulative Redeemable Preferred Stock, Series B (the “Series B Preferred Stock”), of which 7,739 shares were issued and outstanding at April 1, 2004;

(c) 20,000,000 shares of $2.50 Cumulative Convertible Preferred Stock Series BB (the “Series BB Preferred Stock”), none of which were issued and outstanding at April 1, 2004;

(d) 690,000 shares of 6.75% Perpetual Preferred Stock (the “6.75% Perpetual Preferred Stock”), 382,450 of which were issued and outstanding as of April 1, 2004; and

(e) 805,000 shares of Fixed/Adjustable Rate Cumulative Preferred Stock (the “Fixed/Adjustable Rate Cumulative Preferred Stock”), 700,000 of which were issued and outstanding as of April 1, 2004.

The Preferred Stock

General. Any preferred stock sold under this prospectus will have the general dividend, voting, and liquidation preference rights stated below unless otherwise stated in the prospectus supplement. Each prospectus supplement for preferred stock will describe the specific terms of those shares, including, where applicable:

•	the title and stated value of the preferred stock;

•	the aggregate number of shares of preferred stock offered;

•	the offering price or prices of the preferred stock;

•	the dividend rate or rates or method of calculation, the dividend period, and the dates dividends will be payable;

•	whether dividends are cumulative or noncumulative, and, if cumulative, the date the dividends will begin to cumulate;

•	the dividend and liquidation preference rights of the preferred stock relative to any existing or future series of our preferred stock;

•	the dates the preferred stock become subject to redemption at our option, and any redemption terms;

•	any redemption or sinking fund provisions;

•	whether the preferred stock will be issued in other than book-entry form;

•	whether the preferred stock will be listed on any securities exchange;

•	any rights on the part of the stockholder or us to convert the preferred stock into shares of our common stock or any other security; and

•	any additional voting, liquidation, preemptive, and other rights, preferences, privileges, limitations, and restrictions.

Dividends. The holders of our preferred stock will be entitled to receive when, as, and if declared by our board of directors, cash dividends at those rates as will be fixed by our board of directors, subject to the terms of our Amended and Restated Certificate of Incorporation. All dividends will be paid out of funds that are legally available for this purpose. Whenever dividends on any non-voting preferred stock are in arrears for six quarterly dividend periods (whether or not consecutive), holders of the non-voting preferred stock will have the right to elect two additional directors to serve on our board of directors, and these two additional directors will continue to serve until the dividend arrearage is eliminated.

Voting. The holders of our preferred stock will have no voting rights except:

•	each share of Series B Preferred Stock is entitled to one vote per share;

•	each share of ESOP Preferred Stock is entitled to two votes per share;

•	as required by applicable law; or

•	as specifically approved by us for that particular series.

Liquidation Preference. In the event of our voluntary or involuntary dissolution, liquidation, or winding up, the holders of any series of our preferred stock will be entitled to receive, after distributions to holders of any series or class of our capital stock ranking superior, an amount equal to the stated or liquidation value of the shares of the series plus an amount equal to accrued and unpaid dividends. If the assets and funds to be distributed among the holders of our preferred stock will be insufficient to permit full payment to the holders, then the holders of our preferred stock will share ratably in any distribution of our assets in proportion to the amounts that they otherwise would receive on their shares of our preferred stock if the shares were paid in full.

Authorized Classes of Preferred Stock

The following summary of our ESOP Preferred Stock, Series B Preferred Stock, Series BB Preferred Stock, 6.75% Perpetual Preferred Stock, and Fixed/Adjustable Rate Cumulative Preferred Stock is qualified in its entirety by reference to the description of these securities contained in our Amended and Restated Certificate of Incorporation.

ESOP Preferred Stock

All shares of ESOP Preferred Stock are held by the trustee under the Bank of America 401(k) Plan. Shares of ESOP Preferred Stock are convertible into our common stock at a conversion rate of 1.68 shares of common stock per share of ESOP Preferred Stock, subject to customary anti-dilution adjustments.

Preferential Rights. The ESOP Preferred Stock ranks senior to our common stock and ranks junior to the Series B Preferred Stock, Series BB Preferred Stock, 6.75% Perpetual Preferred Stock, and Fixed/Adjustable Rate Cumulative Preferred Stock as to dividends and distributions on liquidation. ESOP Preferred Stock does not have preemptive or preferential rights to purchase or subscribe to shares of our capital stock, and is not subject to any sinking fund obligations or other obligations to repurchase or retire the series, except as discussed below.

Dividends. ESOP Preferred Stock is entitled to an annual dividend, subject to adjustments, of $3.30 per share, payable semi-annually. Unpaid dividends accumulate on the date they first became payable, without interest. While any shares of ESOP Preferred Stock are outstanding, we may not declare, pay, or set apart for payment any dividend on any other series of our stock ranking equally with the ESOP Preferred Stock as to dividends unless we have declared and paid, or set apart for payment, like dividends on ESOP Preferred Stock for all dividend payment periods ending on or before the dividend payment date for the parity of our stock, ratably in proportion to their respective amounts of accumulated and unpaid dividends. We generally may not declare, pay, or set apart for payment any dividends, except for, among other things, dividends payable solely in shares of our stock ranking junior to ESOP Preferred Stock as to dividends or upon liquidation, or make any other distribution on, or make payment on account of the purchase, redemption, or other retirement of, any other class or series of our capital stock ranking junior to ESOP Preferred Stock as to dividends or upon liquidation, until full cumulative dividends on ESOP Preferred Stock have been declared and paid or set apart for payment when due.

Voting Rights. Holders of ESOP Preferred Stock are entitled to vote on all matters submitted to a vote of the holders of our common stock and vote together with the holders of our common stock as one class. Except as otherwise required by applicable law, holders of ESOP Preferred Stock have no special voting rights. To the extent that holders of the shares are entitled to vote, each share is entitled to the number of votes equal to the number of shares of our common stock into which the shares of ESOP Preferred Stock could be converted on the record date for determining our stockholders entitled to vote, rounded to the nearest whole vote. Under the current conversion rate, each share of ESOP Preferred Stock is entitled to two votes.

Distributions. In the event of our voluntary or involuntary dissolution, liquidation, or winding-up, holders of ESOP Preferred Stock will be entitled to receive, out of our assets available for distribution to our stockholders, $42.50 per share plus all accrued and unpaid dividends of the shares of ESOP Preferred Stock to the date fixed for distribution. These distributions will be subject to the rights of the holders of any preferred stock ranking senior to or equally with ESOP Preferred Stock as to distributions upon dissolution, liquidation, or winding-up but before any amount will be paid or distributed among the holders of our common stock or any other shares of our stock ranking junior to ESOP Preferred Stock. If, upon our voluntary or involuntary dissolution, liquidation, or winding-up, the amounts payable on ESOP Preferred Stock and any other stock ranking equally with ESOP Preferred Stock as to any distribution are not paid in full, holders of ESOP Preferred Stock and the other capital stock will share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which it is entitled, holders of ESOP Preferred Stock will not be entitled to any further distribution of our assets. Any merger, consolidation, or purchase or sale of assets by us will not be deemed to be a dissolution, liquidation, or winding-up of our affairs.

Redemption. ESOP Preferred Stock is redeemable, in whole or in part, at our option at any time. The redemption price for the shares of ESOP Preferred Stock, which may be paid in cash or shares of our common stock, is $42.50 per share. The redemption price also must include all accrued and unpaid dividends to the date of redemption. If ESOP Preferred Stock is treated as Tier 1 capital for bank regulatory purposes, the approval of the Federal Reserve Board may be required to redeem ESOP Preferred Stock.

In addition, we are required to redeem shares of ESOP Preferred Stock at the option of the holder to the extent necessary either to provide for distributions required to be made under the Employee Stock Ownership Plan or to make payments of principal, interest, or premium due and payable on any indebtedness incurred by the holder for the benefit of the Employee Stock Ownership Plan.

Series B Preferred Stock

Preferential Rights. The Series B Preferred Stock ranks senior to ESOP Preferred Stock and our common stock, ranks equally with 6.75% Perpetual Preferred Stock and Fixed/Adjustable Rate Cumulative Preferred Stock, and ranks junior to Series BB Preferred Stock as to dividends and upon liquidation. Series B Preferred Stock is not convertible into or exchangeable for any shares of our common stock or any other class of capital stock without the consent of holders of Series B Preferred Stock, we may issue preferred stock with superior or equal rights or preferences.

Dividends. Holders of shares of Series B Preferred Stock are entitled to receive, when and as declared by our board of directors, cumulative cash dividends at an annual dividend rate per share of 7.00% of the stated value per-share of Series B Preferred Stock. The stated value per share of the Series B Preferred Stock is $100. Dividends are payable quarterly. We cannot declare or pay cash dividends on any shares of our common stock unless full cumulative dividends on Series B Preferred Stock have been paid or declared and funds sufficient for the payment have been set apart.

Voting Rights. Each share of Series B Preferred Stock has equal voting rights, share for share, with each share of our common stock.

Distributions. In the event of our voluntary or involuntary dissolution, liquidation, or winding up, the holders of Series B Preferred Stock are entitled to receive, after payment of the full liquidation preference on shares of any class of our preferred stock ranking superior to Series B Preferred Stock, but before any distribution on shares of our common stock, liquidating dividends of $100 per share plus accumulated dividends.

Redemption. Shares of Series B Preferred Stock are redeemable, in whole or in part, at the option of the holders, at the redemption price of $100 per share plus accumulated dividends, provided that (1) full cumulative dividends have been paid, or declared, and funds sufficient for payment set apart, upon any class or series of our preferred stock ranking superior to Series B Preferred Stock; and (2) we are not then in default or in arrears on any sinking fund or analogous fund or call for tenders obligation or agreement for the purchase or any class or series of our preferred stock ranking superior to Series B Preferred Stock.

Series BB Preferred Stock

Dividends. Holders of Series BB Preferred Stock are entitled to receive, when and as declared by our board of directors, out of funds legally available for payment, an annual dividend of $2.50 per share. Dividends are payable quarterly on January 1, April 1, July 1, and October 1 of each year. Dividends on Series BB Preferred Stock are cumulative from the date of issue. Each dividend is payable to holders of record as appearing on our stock register on the record dates fixed by our board of directors. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment or payments on Series BB Preferred Stock which may be in arrears.

Conversion Rights. Subject to the terms and conditions set forth below, holders of shares of Series BB Preferred Stock have the right, at their option, to convert such shares into shares of our common stock at any time into fully paid and nonassessable shares of our common stock (calculated as to each conversion to the nearest 1/1,000 of a share) at the rate of 6.17215 shares of our common stock for each share of Series BB Preferred Stock surrendered for conversion (the “Conversion Rate”). The Conversion Rate is subject to adjustment from time to time to reflect our common stock splits and similar alterations in our common stock.

Redemption. Shares of Series BB Preferred Stock are redeemable at the our option, in whole or in part, at a redemption price of $25 per share plus an amount equal to accrued and unpaid dividends up to and including the redemption date. Shares of Series BB Preferred Stock are not subject to a sinking fund.

Liquidation Rights. In the event of our voluntary or involuntary dissolution, liquidation, or winding up of our affairs, holders of Series BB Preferred Stock are entitled to receive out of our assets available for distribution to stockholders an amount equal to $25 per share plus an amount equal to accrued and unpaid dividends up to and including the date of such distribution, and no more, before any distribution is made to the holders of any of our classes of stock ranking junior to the Series BB Preferred Stock as to the distribution of assets.

Voting. Holders of Series BB Preferred Stock have no voting rights except (1) as required by law; and (2) in the event any quarterly dividend payable on the Series BB Preferred Stock is in arrears, holders of Series BB Preferred Stock are entitled to vote together with the holders of our common stock at our next meeting of stockholders and at each subsequent meeting of stockholders, unless all dividends in arrears have been paid or declared and set apart for payment prior to the date of the meeting. In those cases where holders of Series BB Preferred Stock are entitled to vote, each holder is entitled to cast the number of votes equal to the number of whole shares of our common stock into which his or her Series BB Preferred Stock is then convertible.

6.75% Perpetual Preferred Stock

Preferential Rights. The 6.75% Perpetual Preferred Stock ranks senior to our common stock and ESOP Preferred Stock, equally with Series B Preferred Stock and Fixed/Adjustable Rate Cumulative Preferred Stock, and junior to any Series BB Preferred Stock as to dividends and distributions on liquidation.

Dividends. Holders of shares of 6.75% Perpetual Preferred Stock are entitled to receive dividends at the rate of 6.75% per annum, payable quarterly, before we may declare or pay any dividend on our common stock or our junior preferred stock. The dividends on the 6.75% Perpetual Preferred Stock are cumulative. If the Internal Revenue Code is amended to reduce the percentage of the dividend payable on preferred stock that may be deducted by corporate stockholders (the “Dividends Received Deduction”), which currently is 70%, we will increase the amount of dividends payable on the 6.75% Perpetual Preferred Stock for dividend payments made on or after the date of enactment of such amendment.

Voting Rights. Holders of 6.75% Perpetual Preferred Stock have no voting rights, except as required by law and to the extent the consent of the holders of 6.75% Perpetual Preferred Stock at the time outstanding is necessary to authorize, effect, or validate any amendment, alteration, or repeal of any provision of our Amended and Restated Certificate of Incorporation or to create any series of stock with dividend rights or liquidation preferences ranking greater than the 6.75% Perpetual Preferred Stock. If any quarterly dividend payable on the 6.75% Perpetual Preferred Stock is in arrears for six full quarterly dividends or more, the holders of 6.75% Perpetual Preferred Stock will be entitled to vote together as a group, to the exclusion of the holders of any other series of preferred stock or our common stock, at our next annual meeting of stockholders for the election of directors and at each subsequent meeting of stockholders for the election of directors, until all dividends in arrears have been paid or declared and set apart for payment, for two directors. Each director elected by the holders of 6.75% Perpetual Preferred Stock shall continue to serve as a director until the dividend arrearage is eliminated.

Distributions. In the event of the voluntary or involuntary dissolution, liquidation, or winding up, holders of 6.75% Perpetual Preferred Stock are entitled to receive out of assets available for distribution to stockholders an amount equal to $250 per share plus an amount equal to accrued and unpaid dividends up to and including the date of distribution, and no more, before any distribution will be made to the holders of any class of our stock ranking junior to the 6.75% Perpetual Preferred Stock as to the distribution of assets. In determining whether payment of a distribution must be made to the holders of the 6.75% Perpetual Preferred Stock, any merger, consolidation, or purchase or sale of assets by us will not be deemed a dissolution, liquidation, or winding up of such affairs. Shares of 6.75% Perpetual Preferred Stock are not subject to a sinking fund.

Redemption. We may redeem the 6.75% Perpetual Preferred Stock, in whole or in part, at our option, on and after April 15, 2006, at $250 per share, plus accrued and unpaid dividends, if any. We also may redeem the 6.75% Perpetual Preferred Stock prior to April 15, 2006, in whole, at our option, if the Internal Revenue Code is amended to reduce the Dividends Received Deduction.

So long as any shares of 6.75% Perpetual Preferred Stock are outstanding, we may not redeem any shares of our common stock or any other class of our preferred stock ranking junior to or on a parity with 6.75% Perpetual Preferred Stock unless we have paid full cumulative dividends on all outstanding shares of the 6.75% Perpetual Preferred Stock for all past dividend payment periods. Further, if any dividends on the 6.75% Perpetual Preferred Stock are in arrears, we may not redeem any shares of the 6.75% Perpetual Preferred Stock unless we simultaneously redeem all outstanding shares of the 6.75% Perpetual Preferred Stock, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the 6.75% Perpetual Preferred Stock.

Fixed/Adjustable Rate Cumulative Preferred Stock

Preferential Rights. The Fixed/Adjustable Rate Cumulative Preferred Stock ranks senior to our common stock and ESOP Preferred Stock, equally with Series B Preferred Stock and 6.75% Perpetual Preferred Stock, and junior to Series BB Preferred Stock as to dividends and distributions on liquidation.

Dividends. Through April 1, 2006, the holders of Fixed/Adjustable Rate Cumulative Preferred Stock are entitled to receive dividends at the rate of 6.60% per annum computed on the basis of the issue price of Fixed/Adjustable Rate Cumulative Preferred Stock of $250 per share, payable quarterly out of the funds legally available for the payment of dividends, before we may declare or pay any dividend upon our common stock or junior preferred stock. After April 1, 2006, the dividend rate on Fixed/Adjustable Rate Cumulative Preferred Stock will be a rate per annum equal to 0.50% plus the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate, and the Thirty Year Constant Maturity Rate, as each term is defined in our Amended and Restated Certificate of Designations establishing the Fixed/Adjustable Rate Cumulative Preferred Stock. The applicable rate per annum for any dividend period beginning on or after April 1, 2006 will not be less than 7.00% nor greater than 13.00%.

The dividends on Fixed/Adjustable Rate Cumulative Preferred Stock are cumulative. If the Internal Revenue Code is amended to reduce the Dividends Received Deduction, we will increase the amount of dividends that will be payable on Fixed/Adjustable Rate Cumulative Preferred Stock for dividend payments made on or after the date of enactment of such amendment.

Voting Rights. Holders of Fixed/Adjustable Rate Cumulative Preferred Stock have no voting rights, except as required by law and to the extent the consent of the holders of Fixed/Adjustable Rate Cumulative Preferred Stock at the time outstanding is necessary to authorize, effect, or validate any amendment, alteration, or repeal of any provision of our Amended and Restated Certificate of Incorporation or to create any series of stock with dividend rights or liquidation preferences ranking greater than the Fixed/Adjustable Rate Cumulative Preferred Stock. If any quarterly dividend payable on the Fixed/Adjustable Rate Cumulative Preferred Stock is in arrears for six full quarterly dividends or more, the holders of Fixed/Adjustable Rate Cumulative

Preferred Stock will be entitled to vote together as a group, to the exclusion of the holders of any other preferred stock or our common stock, at our next annual meeting of stockholders for the election of directors and at each subsequent meeting of stockholders for the election of directors, until all dividends in arrears have been paid or declared and set apart for payment, for two directors. Each director elected by the holders of Fixed/Adjustable Rate Cumulative Preferred Stock shall continue to serve as a director until the dividend arrearage is eliminated.

Distributions. In the event of the voluntary or involuntary dissolution, liquidation, or winding up, holders of Fixed/Adjustable Rate Cumulative Preferred Stock are entitled to receive out of assets available for distribution to stockholders an amount equal to $250 per share plus an amount equal to accrued and unpaid dividends up to and including the date of distribution, and no more, before any distribution will be made to the holders of any class of our stock ranking junior to the Fixed/Adjustable Rate Cumulative Preferred Stock as to the distribution of assets. In determining whether payment of a distribution must be made to the holders of the Fixed/Adjustable Rate Cumulative Preferred Stock, any merger, consolidation, or purchase or sale of assets by us will not be deemed a dissolution, liquidation, or winding up of such affairs. Shares of Fixed/Adjustable Rate Cumulative Preferred Stock are not subject to a sinking fund.

Redemption. We may redeem the Fixed/Adjustable Rate Cumulative Preferred Stock, in whole or in part, at our option, on and after April 1, 2006, at $250 per share, plus accrued and unpaid dividends, if any. We may also redeem the Fixed/Adjustable Rate Cumulative Preferred Stock prior to April 1, 2006, in whole, at our option, if the Internal Revenue Code is amended to reduce the Dividends Received Deduction.

So long as any shares of Fixed/Adjustable Rate Cumulative Preferred Stock are outstanding, we may not redeem any shares of Fixed/Adjustable Rate Cumulative Preferred Stock, our common stock, or any other class of preferred stock ranking junior to or on a parity with Fixed/Adjustable Rate Cumulative Preferred Stock, unless we have paid full cumulative dividends on all outstanding shares of Fixed/Adjustable Rate Cumulative Preferred Stock for all past dividend payment periods. Further, if any dividends on Fixed/Adjustable Rate Cumulative Preferred Stock are in arrears, we may not redeem any shares of Fixed/Adjustable Rate Cumulative Preferred Stock, unless we simultaneously redeem all outstanding shares of Fixed/Adjustable Rate Cumulative Preferred Stock, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Fixed/Adjustable Rate Cumulative Preferred Stock.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer depositary receipts evidencing depositary shares, each of which will represent fractional shares of preferred stock, rather than full shares of these securities. We will deposit shares of preferred stock of each series represented by depositary shares under a deposit agreement between us and a United States bank or trust company that we will select (the “depository”).

The particular terms of the preferred stock offered and the extent, if any, to which the general provisions may apply to the depositary shares will be described in the prospectus supplement. The general descriptions below and in the prospectus supplement are not complete and are subject to and qualified in their entirety by reference to the deposit agreement and the depositary receipts, the forms of which are incorporated by reference in the registration statement and the definitive forms of which will be filed with the Securities and Exchange Commission, or “SEC,” at the time of sale of the depositary shares.

Terms of the Depositary Shares

Depositary receipts issued under the deposit agreement will evidence the depositary shares. Depositary receipts will be distributed to those persons purchasing depositary shares representing fractional shares of preferred stock in accordance with the terms of the offering. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the fraction of a share of preferred stock represented by the applicable depositary share, to all the rights and preferences of the preferred stock being represented, including dividend, voting, redemption, conversion, and liquidation rights, all as will be set forth in the prospectus supplement relating to the depositary shares being offered.

Pending the preparation of definitive depositary receipts, the depository, upon our written order, may issue temporary depositary receipts. The temporary depositary receipts will be substantially identical to, and will have all the rights of, the definitive depositary receipts, but will not be in definitive form. Definitive depositary receipts will be prepared thereafter and temporary depositary receipts will be exchanged for definitive depositary receipts at our expense.

Withdrawal of Preferred Stock

Unless the depositary shares have been called for redemption, a holder of depositary shares may surrender his or her depositary receipts at the principal office of the depository, pay any charges, and comply with any other terms as provided in the deposit agreement for the number of shares of preferred stock underlying the depositary shares. A holder of depositary shares who withdraws shares of preferred stock will be entitled to receive whole shares of preferred stock on the basis set forth in the prospectus supplement relating to the depositary shares being offered.

However, holders of whole shares of preferred stock will not be entitled to deposit those shares under the deposit agreement or to receive depositary receipts for those shares after the withdrawal. If the depositary shares surrendered by the holder in connection with the withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the depository will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Dividends and Other Distributions

The depository will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders. However, the depository will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. Any balance that is not distributed will be added to and treated as part of the next sum received by the depository for distribution to record holders.

If there is a distribution other than in cash, the depository will distribute property it receives to the record holders of depositary shares who are entitled to that property. However, if the depository determines that it is not feasible to make this distribution of property, the depository, with our approval, may sell that property and distribute the net proceeds to the holders of the depositary shares.

Redemption of Depositary Shares

If a series of preferred stock which relates to depositary shares is redeemed, the depositary shares will be redeemed from the proceeds received by the depository from the redemption, in whole or in part, of that series of preferred stock. The depository will mail notice of redemption at least 30 and not more than 45 calendar days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depository’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable on that series of the preferred stock.

Whenever we redeem preferred stock held by the depository, the depository will redeem as of the same redemption date the number of depositary shares representing the preferred stock redeemed. If less than all of the depositary shares are redeemed, the depositary shares redeemed will be selected by lot or pro rata or by any other equitable method as the depository may decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding. At that time, all rights of the holder of the depositary shares will cease, except the right to receive any money or other property they become entitled to receive upon surrender to the depository of the depositary receipts.

Voting the Deposited Preferred Stock

Any voting rights of holders of the depositary shares are directly dependent on the voting rights of the underlying preferred stock, which customarily have limited voting rights. Upon receipt of notice of any meeting at which the holders of the preferred stock held by the depository are entitled to vote, the depository will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depository as to the exercise of the voting rights pertaining to the amount of preferred stock underlying the holder’s depositary shares. The depository will endeavor, insofar as practicable, to vote the amount of preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action which may be deemed necessary by the depository to enable the depository to do so. The depository will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depository. However, any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary shares then outstanding. Either we or the depository may terminate a deposit agreement if all of the outstanding depositary shares have been redeemed or if there has been a final distribution in respect of our preferred stock in connection with our liquidation, dissolution, or winding up.

Charges of Depository

We will pay all transfer and other taxes, assessments, and governmental charges arising solely from the existence of the depository arrangements. We will pay the fees of the depository in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer and other taxes, assessments, and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts. The depository may refuse to effect any transfer of a depositary receipt or any withdrawals of preferred stock evidenced by a depositary receipt until all taxes, assessments, and governmental charges with respect to the depositary receipt or preferred stock are paid by their holders.

Miscellaneous

The depository will forward to the holders of depositary shares all of our reports and communications which are delivered to the depository and which we are required to furnish to the holders of our preferred stock.

Neither we nor the depository will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. All of our obligations as well as the depository’s obligations under the deposit agreement are limited to performance in good faith of our respective duties set forth in the deposit agreement, and neither of us will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless provided with satisfactory indemnity. We, and the depository, may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares, or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depository

The depository may resign at any time by delivering to us notice of its election to do so, and we may remove the depository at any time. Any resignation or removal will take effect only upon the appointment of a successor depository and the successor depository’s acceptance of the appointment. Any successor depository must be a United States bank or trust company.

DESCRIPTION OF COMMON STOCK

The following summary of our common stock is qualified in its entirety by reference to the description of the common stock incorporated by reference in this prospectus.

General

We are authorized to issue 7,500,000,000 shares of common stock, par value $.01 per share, of which approximately 2.04 billion shares were outstanding on April 1, 2004. Our common stock trades on the New York Stock Exchange and on the Pacific Exchange under the symbol “BAC.” Our common stock is also listed on the London Stock Exchange, and certain shares are listed on the Tokyo Stock Exchange. As of April 1, 2004, 416.5 million shares were reserved for issuance in connection with our various employee and director benefit plans, our Dividend Reinvestment and Stock Purchase Plan, the conversion of our outstanding convertible securities, and for other purposes. After taking into account the reserved shares, there were approximately 5.04 billion authorized shares of our common stock available for issuance as of April 1, 2004.

Voting and Other Rights

Holders of our common stock are entitled to one vote per share. There are no cumulative voting rights. In general, a majority of votes cast on a matter is sufficient to take action upon routine matters, including the election of directors. However, (1) amendments to our Amended and Restated Certificate of Incorporation must be approved by the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote thereon as a class, and (2) a merger, dissolution, or the sale of all or substantially all of our assets must be approved by the affirmative vote of the holders of a majority of the voting power of the then outstanding voting shares.

In the event of our liquidation, holders of our common stock will be entitled to receive pro rata any assets legally available for distribution to stockholders, subject to any prior rights of any preferred stock then outstanding.

Our common stock does not have any preemptive rights, redemption privileges, sinking fund privileges, or conversion rights. All the outstanding shares of our common stock are, and upon proper conversion of any preferred stock, all of the shares of our common stock into which those shares are converted will be, validly issued, fully paid, and nonassessable.

Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

Dividends

Subject to the preferential rights of any holders of any outstanding series of preferred stock, the holders of our common stock are entitled to receive dividends or distributions, whether payable in cash or otherwise, as our board of directors may declare out of funds legally available for payments. Stock dividends, if any are declared, may be paid from our authorized but unissued shares.

REGISTRATION AND SETTLEMENT

Each debt security, warrant, unit, share of preferred stock, and depositary share in registered form will be represented either:

•	by one or more global securities representing the entire issuance of securities; or

•	by a certificate issued in definitive form to a particular investor.

Book-Entry System

Unless otherwise specified in a prospectus supplement, we will issue each security in book-entry only form. This means that we will not issue actual notes or certificates. Instead, we will issue global securities in registered form representing the entire issuance of securities. Each global security will be registered in the name of a financial institution that holds them as depository on behalf of other financial institutions that participate in that depository’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on their own behalf or on behalf of their customers.

If a security is registered on the books that we or the trustee, warrant agent, unit agent, depository, or other agent maintain in the name of a particular investor, we refer to that investor as the “holder” of that security. These persons are the legal holders of the securities. Consequently, for securities issued in global form, we will recognize only the depository as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depository. The depository passes along the payments it receives from us to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depository and its participants are obligated to pass these payments along under agreements they have made with one another or with their customers, and they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities issued in book-entry form directly. Instead, they will own beneficial interests in a global security through a bank, broker, or other financial institution that participates in the depository’s book-entry system or holds an interest through a participant in the depository’s book-entry system. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities. The depository will not have knowledge of the actual beneficial owners of the securities.

Certificates in Registered Form

In the future we may cancel a global security or issue securities initially in non-global, or certificated, form. We do not expect to exchange global securities for actual notes or certificates registered in the names of the beneficial owners of the global securities representing the securities unless:

•	the depository, such as The Depository Trust Company, New York, New York, which is known as “DTC,” notifies us that it is unwilling or unable to continue as depository for the global securities or we become aware that the depository has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, and in any case we fail to appoint a successor to the depository within 60 calendar days;

•	we, in our sole discretion, determine that the global securities will be exchangeable for certificated securities; or

•	an event of default has occurred and is continuing with respect to the securities under the applicable Indenture or agreement.

Street Name Owners

When actual notes or certificates registered in the names of the beneficial owners are issued, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker, or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account that he or she maintains at that institution. For securities held in street name, we will recognize only the intermediary banks, brokers, and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the trustee under any Indenture and the obligations, if any, of any warrant agents, unit agents, depository, and any other third parties employed by us, the trustee, or any of those agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, who hold the securities in street name, or who hold the securities by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form. For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depository participants or customers or by law, to pass it along to the indirect owners, but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose, such as to amend the Indenture for a series of debt securities or the warrant agreement for a series of warrants or the unit agreement for a series of units or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an Indenture, we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders. When we refer to “you” in this prospectus, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker, or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles payments on your securities and notices;

•	whether you can provide contact information to the registrar to receive copies of notices directly;

•	whether it imposes fees or charges;

•	whether and how you can instruct it to exercise any rights to purchase or sell warrant property under a warrant or to exchange or convert a security for or into other property;

•	how it would handle a request for the holders’ consent, if required;

•	whether and how you can instruct it to send you the securities registered in your own name so you can be a holder, if that is permitted at any time;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depository’s rules and procedures will affect these matters.

Depositories for Global Securities

Each security issued in book-entry form and represented by a global security will be deposited with, and registered in the name of, one or more financial institutions or clearing systems, or their nominees, which we will select. These financial institutions or clearing systems that we select for any security are called “depositories.” Each series of securities will have one or more of the following as the depositories:

•	DTC;

•	a financial institution holding the securities on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system, which is known as “Euroclear”;

•	a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream, Luxembourg”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositories named above also may be participants in one another’s systems. For example, if DTC is the depository for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, Luxembourg as DTC participants. The depository or depositories for your securities will be named in the applicable prospectus supplement. If no depository is named, the depository will be DTC.

The Depository Trust Company

The following is based on information furnished to us by DTC:

DTC will act as securities depository for the securities. The securities will be issued as fully-registered securities registered in the name of Cede & Co., which is DTC’s partnership nominee, or any other name as may be requested by an authorized representative of DTC. Generally, one fully registered global security will be issued for each issue of the securities, each in the aggregate principal amount of the issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of the issue.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over two million issues of United States and non-United States equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that its participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants. This eliminates the need for physical movement of certificates representing securities. Direct participants include both United States and non-United States securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, also subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both United States and non-United States securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The beneficial interest of each actual purchaser of each security is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. A beneficial owner, however, is expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in the securities, except if the use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

None of DTC, Cede & Co., or any other DTC nominee will consent or vote with respect to the securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the regular record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the regular record date. These participants are identified in a listing attached to the omnibus proxy.

We will make payments of principal, any premium, interest, or other amounts on the securities in immediately available funds directly to Cede & Co., or any other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in street name. These payments will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and any premium or interest to Cede & Co., or any other nominee as may be requested by an authorized representative of DTC, is our responsibility. Disbursement of the payments to direct participants is the responsibility of DTC, and disbursement of the payments to the beneficial owners is the responsibility of the direct or indirect participants.

We will send any redemption notices to DTC. If less than all of the securities of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

DTC may discontinue providing its services as depository for the securities at any time by giving us reasonable notice. If this occurs, and if a successor securities depository is not obtained, we will print and deliver certificated securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Clearstream, Luxembourg and Euroclear

Each series of securities represented by a global security sold or traded outside the United States may be held through Clearstream, Luxembourg or Euroclear, which provide clearing, settlement, depository, and related services for internationally traded securities. Both Clearstream, Luxembourg and Euroclear provide a clearing and settlement organization for cross-

border bonds, equities, and investment funds. Clearstream, Luxembourg is incorporated under the laws of Luxembourg. Euroclear is incorporated under the laws of Belgium.

Euroclear and Clearstream, Luxembourg are securities clearance systems in Europe that clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment. Euroclear and Clearstream, Luxembourg may be depositories for a global security. In addition, if DTC is the depository for a global security, Euroclear and Clearstream, Luxembourg may hold interests in the global security as participants in DTC. As long as any global security is held by Euroclear or Clearstream, Luxembourg as depository, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream, Luxembourg. If Euroclear or Clearstream, Luxembourg is the depository for a global security and there is no depository in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States. Payments, deliveries, transfers, exchanges, notices, and other matters relating to the securities made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg on one hand, and participants in DTC, on the other hand, when DTC is the depository, also would be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, United States investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchases or sales of their interests between the United States and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depository and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, Luxembourg if DTC is the depository), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities. Instead, we deal only with the depository that holds the global security. If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations described above;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of any legal rights relating to the securities;

•	an investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depository’s policies will govern payments, deliveries, transfers, exchanges, notices, and other matters relating to an investor’s interest in a global security, and those policies may change from time to time;

•	we, the trustee, any warrant agents, and any unit agents will not be responsible for any aspect of the depository’s policies, actions, or records of ownership interests in a global security;

•	we, the trustee, any warrant agents, and any unit agents do not supervise the depository in any way;

•	the depository will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depository’s book-entry system and through which an investor holds his or her interest in the global securities, directly or indirectly, also may have their own policies affecting payments, deliveries, transfers, exchanges, notices, and other matters relating to the securities. Those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, Luxembourg, when DTC is the depository, Euroclear or Clearstream, Luxembourg, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Registration, Transfer, and Payment of Certificated Notes

If we ever issue securities in certificated form, those securities may be presented for registration, transfer, and payment at the office of the registrar or at the office of any transfer agent we designate and maintain. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any securities at any time.

We will not be required to issue, exchange, or register the transfer of any security to be redeemed for a period of 15 calendar days before the selection of the securities to be redeemed. In addition, we will not be required to exchange or register the transfer of any security that was selected, called, or is being called for redemption, except the unredeemed portion of any security being redeemed in part.

We will pay principal, any premium, interest, and any amounts payable on any certificated securities at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a security on any interest payment date to the person in whose name the security is registered at the close of business on the regular record date for that payment.

PLAN OF DISTRIBUTION

We may sell securities:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The underwriters, dealers, or agents may be Banc of America Securities LLC or any of our other affiliates.

Each prospectus supplement relating to an offering of securities will state the terms of the offering, including:

•	the names of any underwriters, dealers, or agents;

•	the public offering or purchase price of the offered securities and the net proceeds that we will receive from the sale;

•	any underwriting discounts and commissions or other items constituting underwriters’ compensation;

•	any discounts, commissions, or fees allowed or paid to dealers or agents; and

•	any securities exchange on which the offered securities may be listed.

Distribution Through Underwriters

We may offer and sell securities from time to time to one or more underwriters who would purchase the securities as principal for resale to the public, either on a firm commitment or best efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of the sale and will name them in the prospectus supplement. In connection with these sales, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of securities for whom they may act as agent. Unless otherwise stated in the prospectus supplement, the underwriters will not be obligated to purchase the securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the securities, they will be required to purchase all of the offered securities. The underwriters may sell the offered securities to or through dealers, and those dealers may receive discounts, concessions, or commissions from the underwriters as well as from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Distribution Through Dealers

We may offer and sell securities from time to time to one or more dealers who would purchase the securities as principal. The dealers then may resell the offered securities to the public at fixed or varying prices to be determined by those dealers at the time of resale. We will set forth the names of the dealers and the terms of the transaction in the prospectus supplement.

Distribution Through Agents

We may offer and sell securities on a continuous basis through agents that become parties to an underwriting or distribution agreement. We will name any agent involved in the offer and sale and describe any commissions payable by us in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a best efforts basis during the appointment period.

Direct Sales

We may sell directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters, as defined in the Securities Act of 1933, for any resale of the securities. We will describe the terms of any of those sales in the prospectus supplement.

General Information

Underwriters, dealers, or agents participating in an offering of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

We may offer to sell securities either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

Ordinarily, each series of offered securities will be a new issue of securities and will have no established trading market.

To facilitate offering the securities in an underwritten transaction and in accordance with industry practice, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of the offered securities or any other securities. Those transactions may include overallotment, entering stabilizing bids, effecting syndicate covering transactions, and reclaiming selling concessions allowed to an underwriter or a dealer.

•	An overallotment in connection with an offering creates a short position in the offered securities for the underwriters’ own account.

•	An underwriter may place a stabilizing bid to purchase an offered security for the purpose of pegging, fixing, or maintaining the price of that security.

•	Underwriters may engage in syndicate covering transactions to cover overallotments or to stabilize the price of the offered securities by bidding for, and purchasing, the offered securities or any other securities in the open market in order to reduce a short position created in connection with the offering.

•	The managing underwriter may impose a penalty bid on a syndicate member to reclaim a selling concession in connection with an offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions or otherwise.

Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Any underwriters to whom the offered securities are sold for offering and sale may make a market in the offered securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. The offered securities may or may not be listed on a securities exchange. We cannot assure you that there will be a liquid trading market for the offered securities.

Under agreements entered into with us, underwriters and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution for payments the underwriters or agents may be required to make.

One of our subsidiaries, Banc of America Securities LLC, is a broker-dealer and a member of the National Association of Securities Dealers, Inc. Each initial offering and any remarketing of securities involving any of our broker-dealer subsidiaries, including Banc of America Securities LLC, will be conducted in compliance with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate. Following the initial distribution of securities, our affiliates, including Banc of America Securities LLC, may buy and sell the securities in market-making transactions as part of their business as a broker-dealer. Resales of this kind may occur in the open market or may be privately negotiated at prevailing market prices at the time of sale. Securities may be sold in connection with a remarketing after their purchase by one or more firms including our affiliates, acting as principal for their accounts or as our agent.

The underwriters, agents, and their affiliates may engage in financial or other business transactions with us and our subsidiaries in the ordinary course of business.

The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc. or independent broker-dealer will not be greater than eight percent of the initial gross proceeds from the sale of any security being sold.

This prospectus and related prospectus supplements may be used by one or more of our affiliates in connection with offers and sales related to market-making transactions in the securities, including block positioning and block trades, to the extent permitted by applicable law. Any of our affiliates may act as principal or agent in those transactions. None of Banc of America Securities LLC or any other member of the National Association of Securities Dealers, Inc. participating in the distribution of the securities will execute a transaction in the securities in a discretionary account without specific prior written approval of that customer.

The aggregate initial offering price specified on the cover of this prospectus relates to the initial offering of the securities not yet issued as of the date of this prospectus. This amount does not include the securities to be sold in market-making transactions. Securities sold in market-making transactions include securities issued after the date of this prospectus as well as securities previously issued.

We will provide information to the purchaser about the trade and settlement dates, as well as the purchase price, for a market-making transaction in a separate confirmation of sale.

Unless we or our agent inform you in your confirmation of sale that the security is being purchased in its original offering and sale, you may assume that you are purchasing the security in a market-making transaction.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You also may inspect our filings over the Internet at the SEC’s website, www.sec.gov. The reports and other information we file with the SEC also are available at our website, www.bankofamerica.com. We have included the SEC’s web address and our web address as inactive textual references only. Except as specifically incorporated by reference into this prospectus, information on those websites is not part of this prospectus.

You also can inspect reports and other information we file at the offices of The New York Stock Exchange, Inc., 20 Broad Street, 17th Floor, New York, New York 10005.

The SEC allows us to incorporate by reference the information we file with it. This means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC automatically will update and supersede this incorporated information and information in this prospectus.

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

•	our annual report on Form 10-K for the year ended December 31, 2003;

•	our current reports on Form 8-K filed January 2, 2004, January 15, 2004, January 29, 2004, February 17, 2004, February 19, 2004, March 2, 2004, March 10, 2004, March 15, 2004, March 18, 2004, March 22, 2004, March 23, 2004, March 30, 2004, April 1, 2004 (as amended on April 14, 2004), April 9, 2004, and April 14, 2004 (other than those portions furnished under Item 9 or Item 12 of Form 8-K); and

•	the description of our common stock which is contained in our registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as modified on our current report on Form 8-K dated March 30, 2004.

We also incorporate by reference reports that we will file under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, but not any information that we may furnish under Item 9 or Item 12 of Form 8-K.

You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial position, and results of operations may have changed since that date.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Bank of America Corporation

Corporate Treasury Division

NC1-007-07-06

100 North Tryon Street

Charlotte, North Carolina 28255

(704) 386-5972

FORWARD-LOOKING STATEMENTS

This prospectus and all accompanying prospectus supplements contain or incorporate by reference statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You may find these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible,” or other similar expressions.

The forward-looking statements involve certain risks and uncertainties. Our ability to predict results or the actual effect of our results, performance, or achievements, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements, is contained under the caption “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference. See “Where You Can Find More Information” above for information about how to obtain a copy of our annual report.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus.

All subsequent written and oral forward-looking statements attributable to us or any person on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

LEGAL OPINIONS

The legality of the securities will be passed upon for us by Helms Mulliss & Wicker, PLLC, Charlotte, North Carolina, and for the underwriters or agents by Morrison & Foerster LLP, New York, New York. As of the date of this prospectus, certain members of Helms Mulliss & Wicker, PLLC, beneficially own less than one-tenth of 1% of our outstanding shares of common stock.

EXPERTS

Our consolidated financial statements incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2003 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

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You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus, and the related pricing supplement. We have not authorized anyone to provide you with different information. We are not offering the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of this document.

Our affiliates, including Banc of America Securities LLC and Banc of America Investment Services, Inc., will deliver this prospectus supplement, the accompanying prospectus, and the related pricing supplement for offers and sales in the secondary market.

$10,000,000,000

Medium-Term Notes,

Series K

PROSPECTUS SUPPLEMENT

Banc of America Securities LLC

Banc of America Investment Services, Inc.

April 15, 2004